UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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TIVITY HEALTH, INC.

(Name of registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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701 Cool Springs Blvd

Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of Tivity Health, Inc.:

The 2020 Annual Meeting of Stockholders of Tivity Health, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Corporate Office, 701 Cool Springs Boulevard, Franklin, TN 37067* at 8:30 a.m., Central time, on Thursday May 21, 2020 for the following purposes:

(1)	To elect nine directors to hold office for a term of one year or until their successors have been elected and qualified;
(2)	To consider and act upon a non-binding, advisory vote to approve compensation of the Company’s named executive officers as disclosed in the Proxy Statement;
(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
(4)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

In accordance with Securities and Exchange Commission rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of each of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019. The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Annual Report on Form 10-K for the year ended December 31, 2019 and a form of proxy card. The Proxy Statement and form of proxy card accompanying this notice are being furnished to stockholders on or about April 7, 2020.  Only stockholders of record at the close of business on March 23, 2020 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this notice for additional information regarding the matters to be acted upon at the meeting.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the

* We are actively monitoring the coronavirus (COVID-19) pandemic. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose.  In the event it is not possible or advisable to hold the meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. As always, we encourage you to vote your shares prior to the meeting.

By Order of the Board of Directors,

Mary S. Flipse

April 7, 2020	Chief Legal and Administrative Officer and Corporate Secretary

Tivity Health, Inc.

Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2020: The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019 are available at www.proxyvote.com.

TIVITY HEALTH, INC.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

THURSDAY, MAY 21, 2020

The proxy is solicited by the Board of Directors (the “Board”) of Tivity Health, Inc. (“Tivity Health” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 2020, at 8:30 a.m., Central time, at the Company’s Corporate Office, 701 Cool Springs Boulevard, Franklin, TN 37067*, and at all adjournments or postponements thereof (the “2020 Annual Meeting of Stockholders”), for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. In accordance with Securities and Exchange Commission (the “Commission”) rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of each of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”). The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Form 10-K and a form of proxy card.  Copies of this Proxy Statement, the attached notice and the form of proxy are being furnished to stockholders on or about April 7, 2020.

In the election of directors (Proposal No. 1), you may vote “FOR” or “AGAINST” any or all of the nominees or you may “ABSTAIN” from voting with respect to any or all of the nominees. If you “ABSTAIN” from voting, it will not affect the outcome of this proposal.

For the non-binding, advisory vote to approve compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2) and the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) (Proposal No. 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you “ABSTAIN,” it will have the same effect as a vote “AGAINST” these proposals.

Shares represented by proxies will be voted in accordance with the choices specified thereon.  If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the non-binding, advisory vote to approve compensation of the Company’s named executive officers as disclosed in this Proxy Statement set forth under Proposal No. 2, and FOR the ratification of the appointment of PwC as our independent registered public accounting firm for 2020 set forth under Proposal No. 3.  The Board does not know of any other matters that will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly presented for action according to their best judgment in light of the conditions then prevailing.

The quorum requirement for holding the 2020 Annual Meeting of Stockholders and transacting business is a majority of the outstanding shares entitled to vote.  The shares may be present in person or represented by proxy at the 2020 Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes are counted by an independent third party.  In the election of directors, a nominee will be elected as a director if the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” such nominee (with abstentions and broker non-votes not counted as either votes “FOR” or

* We are actively monitoring the coronavirus (COVID-19) pandemic. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose.  In the event it is not possible or advisable to hold the 2020 Annual Meeting of Stockholders in person, we will announce by issuance of a press release alternative arrangements for the 2020 Annual Meeting of Stockholders as promptly as practicable, which may include holding the 2020 Annual Meeting of Stockholders solely by means of remote communication. As always, we encourage you to vote your shares prior to the Annual 2020 Annual Meeting of Stockholders.

“AGAINST”).  In the non-binding, advisory vote to approve executive compensation, the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy will constitute the stockholders’ non-binding approval with respect to our executive compensation programs.  The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares.  A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PwC as independent registered public accounting firm (Proposal No. 3), without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items absent instructions from the beneficial owner of such shares. The election of directors and the non-binding, advisory vote to approve executive compensation are non-routine items on which a broker is not entitled to vote shares absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists, but do not count as votes cast (with respect to Proposal No. 1) or as shares entitled to vote (with respect to Proposal No. 2). Accordingly, broker non-votes will have no impact on the outcome of the election of directors (Proposal No. 1) or the non-binding, advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2).

A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and voting in person; by filing, no later than 5:00 p.m., Central time on Wednesday, May 20, 2020, with the Secretary of the Company a written notice of revocation; by duly executing a proxy bearing a later date; or by casting a new vote by toll-free telephone or the Internet no later than 11:59 p.m., Eastern time on Wednesday, May 20, 2020.

The preliminary voting results will be disclosed in a Current Report on Form 8-K that will be filed by the Company with the Commission within four business days following the 2020 Annual Meeting of Stockholders.  The final voting results, if different from the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days following the date on which the final results become known to us.

Each share of our common stock, $.001 par value (“Common Stock”), issued and outstanding on the record date, March 23, 2020, will be entitled to one vote on all matters to come before the 2020 Annual Meeting of Stockholders.  Cumulative voting is not permitted.  As of March 23, 2020, there were 48,444,821 shares of Common Stock outstanding.

We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and furnishing this Proxy Statement. In addition to solicitations by mail, solicitations may be made by Internet, telephone, facsimile, email, or personal or press interviews. Some solicitations by any of these methods may be made by our directors and executive officers or by our investor relations employees within the normal conduct of their duties and without additional remuneration. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 5% of the outstanding shares of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers, directors, and director nominees as a group.  The information set forth below is based on ownership information we received as of March 23, 2020 (except as otherwise noted below) and the number of shares of Common Stock outstanding as of March 23, 2020.  Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.  Unless otherwise noted, the address of each beneficial owner is c/o Tivity Health, Inc., 701 Cool Springs Blvd., Franklin, TN 37067.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Hudson Executive Capital LP………………………………………...	8,755,310	(2)	18.07%
570 Lexington Avenue, 35th Floor New York, NY 10022

BlackRock, Inc.	7,312,923	(3)	15.10%
55 East 52nd Street New York, NY 10055

The Vanguard Group	4,812,548	(4)	9.93%
100 Vanguard Blvd. Malvern, PA 19355

HG Vora Capital Management, LLC…………………………………	4,750,000	(5)	9.80%
330 Madison Avenue, 20th Floor
New York, NY 10017

Altaris Capital, LP.………….…………………………………………	4,557,144	(6)	9.41%
10 East 53rd Street, 31st Floor New York, NY 10022

Van Berkom & Associates Inc.	4,119,917	(7)	8.50%
1130 Sherbrooke Street West, Suite 1005 Montreal, Quebec H3A 2M8

Miller Value Partners, LLC……………………………………………	3,814,550	(8)	7.87%
One South Street, Suite 2550
Baltimore, MD 21202
Daniel Tully (d) ……………………………………………………….	4,557,144	(5)	9.41%
Anthony Sanfilippo (d)	560,000	(9)	1.16%

Donato J. Tramuto (c)	277,292	(10)	*

Dawn M. Zier (c)	386,453	(11)	*

Robert J. Greczyn, Jr.(a)	102,374	(12)	*

Keira Krausz (b).	98,603	(13)	*

Mary Flipse (b)	88,355	(14)	*
Kevin G. Wills (a)	80,169	(15)	*

Paul H. Keckley, Ph.D. (a)	73,449	(16)	*
Peter A. Hudson, M.D. (a)	60,361	(12)	*
Bradley S. Karro (a)	47,964	(16)	*
Lee A. Shapiro (a)	40,304	(12)	*

Benjamin A. Kirshner (a)	31,033	(12)	*
Steve Janicak (b)	24,583	(17)	*
Adam Holland (b)	13,545	(18)	*

Sara J. Finley (a)	13,474	(12)	*

Beth M. Jacob (a)	10,974	(12)	*

Erin Russell (d)	0		*

All directors, director nominees, and executive officers as a group (15 persons)	5,703,729	(19)	11.77%

*	Indicates ownership of less than one percent of our outstanding shares of Common Stock
(a)	Director of the Company
(b)	Named Executive Officer
(c)

Named Executive Officer and Former Director. Ms. Zier’s employment with the Company was terminated effective December 2019, at which time she resigned from the Board.  Mr. Tramuto’s employment with the Company was terminated effective February 2020, at which time he resigned from the Board.

(d)	Director of the Company not previously elected by stockholders
(1)

Pursuant to the rules of the Commission, certain shares of our Common Stock that an individual owner set forth in this table has a right to acquire within 60 days after March 23, 2020 pursuant to the exercise or vesting of options to purchase shares of Common Stock (“stock options”), restricted stock units, or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table.  Likewise, the shares subject to stock options, restricted stock units, or other securities held by our other directors and executive officers that are exercisable within 60 days after March 23, 2020 are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers, directors, and director nominees as a group.

(2)

Information with respect to stock ownership is based on a Schedule 13D/A filed by Hudson Executive Capital LP (“Hudson”) with the Commission on March 13, 2020 and includes shares held by certain of its subsidiaries.  Includes 8,755,310 shares to which Hudson has shared voting power and shared investment power.

(3)

Information with respect to stock ownership is based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Commission on February 4, 2020 and includes shares held by certain of its subsidiaries.  Includes 7,185,711 shares to which BlackRock has sole voting power and 7,312,923 shares to which BlackRock has sole investment power.

(4)

Information with respect to stock ownership is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Commission on February 10, 2020 and includes shares held by certain of its subsidiaries. Includes 43,201 shares to which Vanguard has sole voting power, 8,252 shares to which Vanguard has shared voting power, 4,766,610 shares to which Vanguard has sole investment power and 45,938 shares to which Vanguard has shared investment power.

(5)

Information with respect to stock ownership is based on a Schedule 13D filed by HG Vora Capital Management, LLC (“HG Vora”) with the Commission on February 25, 2020 and includes shares held by certain of its affiliates. Includes 4,750,000 shares to which HG Vora has sole voting power and sole investment power.

(6)

Information with respect to stock ownership is based on a Schedule 13D/A filed by Altaris Capital, L.P. (“Altaris Capital”) with the Commission on February 20, 2020 and Form 4s filed by the Company on March 3, 5, and 9, 2020. Includes 4,557,144 of shares owned by Altaris Capital and to which Altaris Capital has shared voting power and shared investment power. Altaris Partners, LLC (“Altaris Partners”) is the general partner of Altaris Capital. Includes 4,557,144 shares to which Daniel Tully, who serves as a Manager of Altaris Partners, has shared voting and investment power.

(7)

Information with respect to stock ownership is based on a Schedule 13G/A filed by Van Berkom & Associates Inc. (“Van Berkom”) with the Commission on February 12, 2020 and includes shares held by certain of its subsidiaries.  Includes 4,119,917 shares to which Van Berkom has sole voting power and sole investment power.

(8)

Information with respect to stock ownership is based on a Schedule 13G filed by Miller Value Partners, LLC (“Miller Value”) with the Commission on February 14, 2020 and includes shares held by certain of its subsidiaries.  Includes 3,814,550 shares to which Miller Value has shared voting power and shared investment power.

(9)	Includes 230,000 shares held by the Sanfilippo Family Trust as to which Mr. Sanfilippo shares or may be deemed to share voting and investment power.
(10)

Information is as of February 18, 2020, the date on which Mr. Tramuto’s employment with the Company terminated, after which he was no longer an executive officer of the Company. Includes 20,497 shares that, as of March 23, 2020, were issuable upon the exercise of outstanding stock options.

(11)	Information is as of December 4, 2019, the date on which Ms. Zier’s employment with the Company terminated, after which she was no longer an executive officer of the Company.
(12)	Includes 6,098 shares issuable upon vesting of restricted stock units within 60 days after March 23, 2020.
(13)	Information is as of February 18, 2020, the date on which Ms. Krausz’s employment with the Company terminated, after which she was no longer an executive officer of the Company.
(14)

Includes 23,568 shares that, as of March 23, 2020, were issuable upon the exercise of outstanding stock options. Also includes 2,251 shares issuable upon vesting of restricted stock units within 60 days after March 23, 2020.

(15)

Includes 27,026 shares that, as of March 23, 2020, were issuable upon the exercise of outstanding stock options. Also includes 6,098 shares issuable upon vesting of restricted stock units within 60 days after March 23, 2020.

(16)

Includes 15,000 shares that, as of March 23, 2020, were issuable upon the exercise of outstanding stock options. Also includes 6,098 shares issuable upon vesting of restricted stock units within 60 days after March 23, 2020.

(17)	Includes 3,069 shares issuable upon vesting of restricted stock units within 60 days after March 23, 2020.
(18)

Includes 3,636 shares that, as of March 23, 2020, were issuable upon the exercise of outstanding stock options. Also includes 3,069 shares issuable upon vesting of restricted stock units within 60 days after March 23, 2020.

(19)

Includes 84,230 shares that, as of March 23, 2020, were issuable upon the exercise of outstanding stock options. Also includes 63,271 shares issuable upon vesting of restricted stock units within 60 days after March 23, 2020.

Corporate Governance

Board and Committee Summary

The table below lists the current members of the Board and their current committee assignments.

Board Member	Age	Director Since	Primary Occupation	Audit	Comp	NCG	Strategic	CEO Search
Finley	60	2018	Principal of Threshold Corporate Consulting, LLC			C	M	C
Greczyn (1)	68	2015	Former President and CEO of Blue Cross Blue Shield of North Carolina					M
Hudson	54	2016	Managing Director of Alta Partners	M, F			M
Jacob	58	2018	Former SVP, Strategic Advisor and Leadership Coach of SPS Commerce	M	M
Karro	58	2014	Principal of Hillcote Advisors		C		M	M
Keckley (2)	70	2014	Managing Director of The Keckley Group			M	C
Kirshner	42	2019	Chairman of Elite Holdings, LLC			M	M
Russell (3)	46	2020	Former Principal of Vestar Capital Partners, LP	M, F			M
Sanfilippo (3)	62	2020	Former CEO of Pinnacle Entertainment, Inc.					M
Shapiro (2)	64	2015	CFO of Livongo; Managing Partner of 7wire Ventures	C, F	M
Tully (4)	59	2019	Co-founder and Managing Director of Altaris Partners		M	M		M
Wills (2)	54	2012	CFO of Pilot Flying J					M
2019 Meetings			Board: 29	11	8	6	8	—

Audit	Audit Committee	C	Chair
Comp	Compensation Committee	M	Member
NCG	Nominating and Corporate Governance Committee	F	Financial Expert
Strategic CEO Search	Strategic Review Committee CEO Search Committee

(1)

Effective February 18, 2020, Mr. Tramuto’s employment with the Company terminated, and Mr. Greczyn was appointed by the Board as Interim CEO. In connection with the termination of his employment, Mr. Tramuto resigned as a member of the Board.  Mr. Greczyn remains a member of the Board.  Prior to his appointment as Interim CEO, Mr. Greczyn served as a member of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee.

(2)	Dr. Keckley and Messrs. Shapiro and Wills will not be nominated for reelection at the 2020 Annual Meeting of Stockholders.
(3)

Ms. Russell and Mr. Sanfilippo were appointed to the Board effective March 16, 2020 in connection with a cooperation agreement (as discussed on page 15), that the Company entered into with HG Vora. On April 2, 2020, Mr. Sanfilippo was appointed Chairman of the Board, replacing Mr. Wills, who served in that role since 2015.

(4)

Mr. Tully was appointed to the Board effective August 7, 2019 in connection with a cooperation agreement (as discussed on page 14), that the Company entered into with Mr. Tully, Altaris Partners, Altaris Capital and George Aitken-Davies (collectively, the “Altaris Group”).

Other than Mr. Tramuto and Ms. Zier, all of the members of the Board who served during 2019 are “independent directors,” as defined under the Nasdaq Stock Market (“Nasdaq”) listing standards. Additionally, the Board has determined that each of Ms. Russell and Mr. Sanfilippo, who were appointed to the Board in 2020, and Mr. Tully, who was appointed to the Board in 2019, qualifies as an "independent director," as defined under the Nasdaq listing standards.

During 2019, each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held (i) by the Board during the period for which such director served as a member of the Board and (ii) by the committees of which such director was a member during the period for which such director served as a member of such committees.

Board Structure

Our Second Amended and Restated Bylaws, as amended (our “Bylaws”), provide that the Board shall consist of no fewer than five nor more than 12 directors, with the exact number of directors to be determined from time to time by resolution of the Board. In February 2020, the Board adopted an amendment to our Bylaws to provide that the Board may not take any action to increase the size of the Board to a number greater than 12 directors without the approval of the stockholders of the Company that beneficially own a majority of the capital stock of the Company issued, outstanding and entitled to vote on such matters at the time of any such proposed increase.  Additionally, under the cooperation agreement with HG Vora (as described on page15), the Board may not appoint a 12th director to the Board without the approval of a two-thirds majority of the then-current directors.

In March 2019, in connection with the Company’s acquisition of Nutrisystem, Inc. (“Nutrisystem”) and upon the recommendation of the Nominating and Corporate Governance Committee and subsequent Board approval, the size of the Board was increased from ten directors to 12 directors, and Ms. Zier and Mr. Kirshner were appointed to fill the vacancies created by such increase. In May 2019, Archelle Georgiou, M.D., did not stand for re-election at the 2019 Annual Meeting of Stockholders, and the Nominating and Corporate Governance Committee determined not to fill the vacancy that arose from her departure from the Board.  Upon the recommendation of the Nominating and Corporate Governance Committee and subsequent approval by the Board, the size of the Board was decreased from 12 directors to 11 directors beginning at the 2019 Annual Meeting of Stockholders.  In August 2019, in connection with a cooperation agreement that the Company entered into with the Altaris Group (as described on page 14), and upon the recommendation of the Nominating and Corporate Governance Committee and subsequent Board approval, the size of the Board was increased from 11 directors to 12 directors, and Mr. Tully was appointed to fill the vacancy created by such increase. In December 2019, Ms. Zier resigned from the Board in connection with the termination of her employment, and the size of the Board was decreased from 12 to 11 directors. In February 2020, Mr. Tramuto resigned from the Board in connection with the termination of his employment, and the size of the Board was decreased from 11 to 10 directors. Also in February 2020, in connection with a cooperation agreement that the Company entered into with HG Vora (as described on page 15), and upon the recommendation of the Nominating and Corporate Governance Committee and subsequent Board approval, Ms. Russell and Mr. Sanfilippo were appointed to the Board. Dr. Keckley and Messrs. Shapiro and Wills will not be nominated for reelection at the 2020 Annual Meeting of Stockholders, and at such time, the size of the Board will be decreased from 12 to nine directors.

While our Board’s Governance Guidelines (our “Corporate Governance Guidelines”) provide flexibility in who may serve as Chairman of the Board, the Board currently separates the roles of Chairman and Chief Executive Officer (“CEO”). The CEO is responsible for setting our strategic direction and the day-to-day leadership of our business, while the Chairman ensures that the Board’s time and attention are focused on effective oversight of the matters most critical to the Company. On April 2 2020, Mr. Sanfilippo was appointed Chairman of the Board, replacing Mr. Wills, who had served in that role since 2015.

Our Corporate Governance Guidelines set forth in greater detail the responsibilities of our Board.  Our Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.tivityhealth.com.

Risk Oversight

The Company is exposed to a number of risks, including economic, environmental, operational, and regulatory risks, as well as risks resulting from the coronavirus (COVID-19) pandemic, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risks. Each of the Audit, Compensation, Nominating and Corporate Governance, and Strategic Review Committees plays a significant role in assisting the Board to fulfill its oversight responsibilities.

Our Audit Committee, for example, is responsible for overseeing the accounting, financial, legal, and regulatory risks the Company faces. The Audit Committee receives reports from management and outside auditors regarding material issues concerning the adequacy of the Company’s internal controls over financial reporting. The Audit Committee also has access to management in discharging its duties and provides regular reports to the Board.

Our Compensation Committee assists the Board with risk oversight by annually reviewing the compensation philosophy of the Company and evaluating and providing recommendations on executive compensation as well as producing an annual report on executive compensation to be included in our Proxy Statement.  As further described in the “Compensation Discussion and Analysis” section, the Compensation Committee has determined that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.  The Compensation Committee regularly reports its activities to the full Board.

Our Nominating and Corporate Governance Committee assists with risk oversight by managing Board structure and organization, the criteria for selecting new members to the Board and any Board committees, determining compensation for directors, evaluating Board members, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating and Corporate Governance Committee regularly provides reports to the Board.

The Strategic Review Committee assists the Board with risk oversight by reviewing, evaluating, and making recommendations to the Board regarding the Company’s business strategy. The activities of each of our committees are set forth in greater detail in each of their respective charters, which are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.tivityhealth.com.

The Company believes that the Board leadership structure supports its role in risk oversight. There is open communication between management and directors, and all directors are actively involved in the risk oversight function.

Committees of the Board

Compensation Committee

During 2019, the Compensation Committee was composed of Messrs. Karro, Greczyn, and Shapiro and Ms. Jacob.  It was chaired by Mr. Karro. As discussed in the “Compensation Discussion and Analysis” section, all of the directors who serve on the Compensation Committee are “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “Outside Directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and “independent directors” as defined under the Nasdaq listing standards, in each case as determined by the Board.  The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers, approving the appropriate compensation of each of our executive officers, and administering our equity-based incentive plans, among other things.  The Compensation Committee’s Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Compensation Committee’s duties and responsibilities.

Nominating and Corporate Governance Committee

During 2019, the Nominating and Corporate Governance Committee was composed of Mr. Greczyn, Ms. Finley, and Dr. Keckley for the entire year, Mr. Kirshner from the 2019 Annual Meeting of Stockholders through the end of the year, and Dr. Georgiou from the beginning of the year until the 2019 Annual Meeting of Stockholders (at which time Dr. Georgiou did not stand for re-election to the Board).  It was chaired by Mr. Greczyn. All of the directors who serve on the Nominating and Corporate Governance Committee are “independent directors” as defined under the Nasdaq listing standards.  The Nominating and Corporate Governance Committee’s responsibilities include, among other things, identifying individuals qualified to become members of the Board, recommending such individuals to the Board for election to the Board, and developing and recommending to the Board corporate governance principles applicable to the Company.  The Nominating and Corporate Governance Committee’s Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Nominating and Corporate Governance Committee’s duties and responsibilities and sets forth the director nomination process.

Audit Committee

During 2019, the Audit Committee was composed of Mr. Shapiro, Dr. Hudson, and Ms. Jacob.  It was chaired by Mr. Shapiro. All of the directors on the Audit Committee are “independent directors” as defined under the Nasdaq listing standards, and satisfy the heightened independence criteria applicable to members of the Audit Committee under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act.  We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience that results in the individual’s financial sophistication.  The Board has determined that each of Mr. Shapiro, Dr. Hudson, and Ms. Russell qualifies as an “audit committee financial expert”, as defined by the regulations of the Commission.  The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls.  The Audit Committee’s Charter, which is reviewed annually by the Audit Committee and is available on our website at www.tivityhealth.com, provides a detailed description of the Audit Committee’s duties and responsibilities.

Strategic Review Committee

The Strategic Review Committee reviews, evaluates and makes recommendations to the Board regarding the Company's business strategy. The Strategic Review Committee is advisory in nature and does not have the power to direct or approve the day-to-day management and operations of the Company.  During 2019, the Strategic Review Committee was composed of Mr. Karro, Ms. Finley, and Drs. Keckley and Hudson for the entire year, Mr. Kirshner from the 2019 Annual Meeting of Stockholders through the end of the year, and Dr. Georgiou from the beginning of the year until the 2019 Annual Meeting of Stockholders (at which time Dr. Georgiou did not stand for re-election to the Board).  It was chaired by Dr. Keckley. All of the directors who serve on the Strategic Review Committee are “independent directors” as defined under the Nasdaq listing standards.  The Strategic Review Committee’s Charter is available on our website at www.tivityhealth.com and provides a detailed description of the Strategic Review Committee’s duties and responsibilities.

CEO Search Committee

In February 2020, the Board formed the CEO Search Committee, following the departure of Mr. Tramuto as CEO, in order to identify and perform an initial assessment of potential candidates to serve as CEO of the Company, and, based on such assessment, to propose suitable individuals for consideration by the full Board.  The CEO Search Committee does not have a written charter and will dissolve automatically and without any further action of the Board once a new CEO is appointed.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve in the best interests of the Company and its stockholders.  Our Corporate Governance Guidelines, which are available on our website at www.tivityhealth.com, provide a framework for the conduct of the business of the Board.

Environmental, Social, and Governance (“ESG”) Policy

We are committed to conducting our business in an environmentally responsible manner, acting in a manner that promotes and protects the wellness of our employees, customers, and members, and helping to improve the local communities where our employees live and work.  The Board has approved an ESG policy, which is available on our website at www.tivityhealth.com and includes strategies related to environmentally-friendly, sustainable packaging practices and corporate citizenship.  Our ESG Committee, comprised of executives and subject matter experts from across the Company, oversees our ESG policy, strategies, and efforts to integrate such strategies into our business.

Code of Conduct

Our Code of Business Conduct applies to all employees (including officers) and non-employee directors (collectively, “colleagues”).  The purpose of the Code of Business Conduct is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Business Conduct; and accountability for adherence to the Code of Business Conduct, and to deter wrongdoing.  A copy of our Code of Business Conduct, as well as any amendments thereto, is available on our website at www.tivityhealth.com. We intend to post any waiver of a provision of the Code of Business Conduct granted to any principal executive, financial, or accounting officers or any material amendment to the Code of Business Conduct on our website.

Anti-Hedging Policy

Pursuant to the terms of our Anti-Hedging Policy, which applies to all employees (including officers) and directors, we consider the following actions to be inappropriate: “hedging” or monetizing transactions to lock in the value of Company stock holdings; engaging in any derivative transactions of Company securities, including put options, call options, prepaid variable contracts, equity swaps, collars, or exchange funds; and engaging in any short selling of Company securities. Because such transactions allow the holder to own Company securities without the full risks and rewards of ownership, they potentially separate the holder’s interests from those of other Company stockholders.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.”  Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  To be timely, director nominations for the 2021 Annual Meeting of Stockholders must be submitted within the time limits for stockholder proposals as set forth on page 74.

Director Qualifications

Under our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on the Board.  Under such criteria, at least a majority of the members of the Board should be independent, and all members should have the highest character and integrity and possess an inquiring mind, vision and the ability to work well with others. Currently, all of our directors except for Mr. Greczyn, the Company’s Interim CEO, are independent. Other criteria that will be considered include prior experience as a director, knowledge of our business and industry and broad experience at the operational, financial or policy-making level in business. Diversity, age and skills in the context of the needs of the Board are also a consideration. While the Company’s Corporate Governance Guidelines do not explicitly define diversity, it is the Nominating and Corporate Governance Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account a candidate’s personal characteristics and industry experience, with the intent of maintaining a Board that represents a broad range of viewpoints. Board members should also have sufficient time to devote to the affairs of the Company and to provide insight and practical wisdom based on experience.  As such, in order to be active participants and perform all director duties responsibly, directors’ service on other boards of public companies is limited to three public company boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or other reasons.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, management, professional search firms, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board.  In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees and seeks to achieve a balance of knowledge, experience, and expertise on the Board. Mr. Tully was appointed to the Board effective August 7, 2019 in connection with a cooperation agreement between the Company and the Altaris Group (as discussed on page 14).  Ms. Russell and Mr. Sanfilippo were appointed to the Board effective March 16, 2020 in connection with a cooperation agreement between the Company and HG Vora (as discussed on page 15).  Each of Messrs. Tully and Sanfilippo and Ms. Russell were recommended by the Nominating and Corporate Governance Committee to the Board to be nominated to stand for election at the 2020 Annual Meeting of Stockholders and to serve, if elected, as directors until the 2021 Annual Meeting of Stockholders.

Directors’ Attendance at Annual Meetings of Stockholders

Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance.  All of the directors then serving attended the 2019 Annual Meeting of Stockholders held on May 23, 2019.

Communications with the Board

Stockholders may communicate with the Board by submitting a letter in writing addressed to: Chairman of the Board, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  If the communication relates to the Company’s ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  Stockholder communications may be submitted confidentially or anonymously.

Stock Ownership and Retention Guidelines

The Company’s stock ownership and retention guidelines applicable to NEOs require currently employed executive officers to maintain a minimum ownership in the Company’s stock calculated as a multiple of their base salary (for 2020, at least 3.75 times base salary for the Chief Executive Officer, 2.2 times base salary for the President and Chief Operating Officer, and 2.0 times base salary for each of the Chief Financial Officer, Division President, Healthcare, Division President, Nutrition, and Chief Legal

Officer).  Executive officers must retain at least 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all restricted stock units representing hypothetical shares of our Common Stock (“RSUs”), performance-based stock units (“PSUs”) and market stock units (“MSUs”), until they reach the required multiple of base salary.  Executive officers who do not comply with the guidelines may not be eligible for future equity awards. All of the NEOs who are currently employed by the Company are currently in compliance with the guidelines.

Additionally, the Board has adopted stock retention guidelines for independent directors.  The guidelines require directors to maintain ownership in the Company’s stock equal to three times the current minimum annual cash retainer for directors.  Directors must retain at least 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all RSUs until they reach the required minimum ownership.  Directors generally have until the five-year anniversary of their appointment to the Board to meet these requirements and may not sell shares of the Company’s stock until the ownership requirement is achieved.  All of the directors are currently in compliance with the guidelines.

Evaluations of Board and Committee Performance

Each year, the Nominating and Corporate Governance Committee of the Board conducts an evaluation of the effectiveness of the Board as a whole and the performance of each committee of the Board.  The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information.  The evaluation process is designed to facilitate ongoing, systematic examination of the Board and each committee’s effectiveness and accountability and to identify opportunities for improvement. The Nominating and Corporate Governance Committee designs and coordinates the evaluations for the Board and its committees.  The Chair of the Nominating and Corporate Governance Committee is responsible for reporting the results to each committee and the full Board.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are not aware of any related party transactions between us and our directors, executive officers, 5% stockholders or their family members that require disclosure under Item 404 of Regulation S-K under the Exchange Act (“Item 404”).

Pursuant to its written charter, the Audit Committee reviews and either approves or disapproves all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404.

In determining whether to approve any material related party transaction, the Audit Committee considers the relevant information and facts available to it regarding the transaction and takes into account factors such as the related party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction, and the benefits to the Company of the transaction. No director participates in the approval of an interested transaction for which he or she is a related party or otherwise has a direct or indirect interest.

PROPOSAL NO. 1

Election of Directors

The Board currently consists of 12 directors.  Of the nine current directors who have previously been elected by the Company’s stockholders, six directors will stand for re-election at the 2020 Annual Meeting of Stockholders, and three directors (Dr. Keckley and Messrs. Shapiro and Wills) will not stand for re-election. Ms. Russell and Messrs. Tully and Sanfilippo will stand for election to the Board for the first time.

Altaris Cooperation Agreement

Effective on August 7, 2019, we entered into a Cooperation Agreement (the “Altaris Agreement”) with the Altaris Group. Pursuant to the Altaris Agreement, the Board agreed to appoint Mr. Tully as a director of the Company with a term expiring at the 2020 Annual Meeting of Stockholders. Additionally, except in the event the Altaris Group ceases to own at least 5% of the Company’s then outstanding Common Stock, the Board has agreed to nominate Mr. Tully for election as a director of the Company at the 2020 Annual Meeting of Stockholders.  In the event Mr. Tully (or any replacement director appointed in accordance with the provisions of the Altaris Agreement) is unable to serve, resigns or is removed as a director during the term of the Altaris Agreement (other than in the case of a voluntary resignation by Mr. Tully or determination by Mr. Tully not to stand for election at the 2020 Annual Meeting of Stockholders), the Altaris Group has the ability to recommend a replacement director who meets the conditions set forth in the Altaris Agreement, so long as the members of the Altaris Group collectively beneficially own in the aggregate at least 5% of the Company's then outstanding Common Stock.

The Altaris Agreement provides that Mr. Tully must offer to resign from the Board if (a) the members of the Altaris Group, collectively, cease to beneficially own at least 5% of the Company's then outstanding Common Stock, or (b) a member of the Altaris Group otherwise ceases to comply with or breaches any material provision of the Altaris Agreement.

The Altaris Agreement terminates on the date that is ten days prior to the deadline for the submission of stockholder director nominations for the 2021 Annual Meeting of Stockholders of the Company, but, if Mr. Tully (or a replacement director, as applicable) is nominated for election at the 2021 Annual Meeting of Stockholders, the Altaris Group consents to such re-nomination and if Mr. Tully (or a replacement director, as applicable) is elected as a director of the Company at the 2021 Annual Meeting of Stockholders, the Altaris Agreement will remain in effect until the date that is ten days prior to the deadline for the submission of stockholder director nominations for the 2022 Annual Meeting of Stockholders of the Company.

During the term of the Altaris Agreement, each member of the Altaris Group agrees to vote all of their shares of the Company’s Common Stock in favor of recommendations of the Board on any matter put before the stockholders of the Company other than approval of an extraordinary transaction such as a sale of the Company.  In addition, each member of the Altaris Group agrees, subject to certain exceptions, to comply with certain customary standstill provisions, including, among other things, that such member of the Altaris Group will not, and will not encourage any third party to:

•	make, participate in or encourage any solicitation of proxies or consents;
•	own in excess of 10% of the Company’s outstanding Common Stock;
•	effect, propose, participate in or facilitate any tender or exchange offer, merger, sale or acquisition;
•	seek representation on the Board, except as set forth in the Altaris Agreement, or seek or encourage the removal of any member of the Board;
•	make or take any action in support of any proposal or request aimed at changing or influencing the Board, management, business strategy, policies or corporate governance of the Company; or

•

take any actions which could cause the Company or any affiliate of the Company to make a public announcement regarding any of the foregoing, or publicly seek or request permission to do any of the foregoing.

Effective February 18, 2020, the Altaris Agreement was amended to increase the percentage of the Company’s outstanding Common Stock that the Altaris Group is permitted to own pursuant to the terms of the Altaris Agreement from 10% to 13%.

HG Vora Cooperation Agreement

On February 25, 2020, we entered into a cooperation agreement (the “HG Vora Agreement”) with HG Vora.

Pursuant to the HG Vora Agreement, HG Vora has the right to appoint two individuals (“New Directors”) to the Board with a term expiring at the 2020 Annual Meeting of Stockholders. Additionally, except in the event HG Vora (together with any affiliates of HG Vora) ceases to own at least 5% of the Company’s then outstanding Common Stock, the Board has agreed to nominate the New Directors for election as directors of the Company at the 2020 Annual Meeting of Stockholders. During the term of the HG Vora Agreement, at least one New Director will serve on each of the Audit Committee of the Board, the Strategic Review Committee of the Board, and the CEO Search Committee. Pursuant to the HG Vora Agreement, the Board has agreed not to appoint a 12th director to the Board without the approval of a two-thirds majority of the then-current directors. In the event either of the New Directors (or any replacement director appointed in accordance with the provisions of the HG Vora Agreement) is unable to serve, resigns or is removed as a director during the term of the HG Vora Agreement, HG Vora has the ability to recommend a replacement director who meets the conditions set forth in the HG Vora Agreement, so long as HG Vora (together with any affiliates of HG Vora) beneficially owns in the aggregate at least 5% of the Company’s then outstanding Common Stock.

The HG Vora Agreement provides that the New Directors must offer to resign from the Board if (i) HG Vora (together with any affiliates of HG Vora) ceases to beneficially own at least 5% of the Company’s then outstanding Common Stock, or (ii) HG Vora otherwise ceases to comply with or breaches any material provision of the HG Vora Agreement.

The HG Vora Agreement terminates on the first date on which stockholders are permitted under the Company’s Bylaws to submit director nominations for the 2021 Annual Meeting of Stockholders, but, if HG Vora (together with any affiliate of HG Vora) ceases to own in the aggregate at least 5% of the Company’s then outstanding Common Stock, the HG Vora Agreement will immediately terminate.

During the term of the HG Vora Agreement, HG Vora agrees to vote all of its shares of the Company’s Common Stock in favor of recommendations of the Board with respect to (i) each election of directors and any removal of directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm and (iii) the Company’s “say on pay” proposal. In addition, HG Vora agrees, subject to certain exceptions, to comply with certain customary standstill provisions, including, among other things, that HG Vora will not, and will cause its affiliates and associates not to:

•	make, participate in or encourage any solicitation of proxies or consents;
•	own in excess of 19.9% of the Company’s outstanding Common Stock;
•

effect, propose, participate in or facilitate any tender or exchange offer, merger, sale or acquisition of material assets or other extraordinary transaction involving the Company or any of its subsidiaries;

•	seek representation on the Board or seek or encourage the removal of any member of the Board, in each case except as set forth in the HG Vora Agreement;
•	make or take any action in support of any proposal or request aimed at changing or influencing the Board, management, business strategy, policies or corporate governance of the Company; or

•	take any actions which could cause the Company to make a public announcement regarding any of the foregoing, or publicly seek or request permission to do any of the foregoing.

The standstill provisions in the HG Vora Agreement do not prevent HG Vora from communicating privately with the Board, and would terminate prior to the end of the term if (i) any person, entity or group acquires a majority of the outstanding voting stock of the Company, (ii) the Company becomes the subject of a tender offer for a majority of the outstanding shares and the Board does not recommend against such offer, or (iii) the Company enters into an agreement with respect to a sale of the Company.

Director Nominees

A nominee for election will be elected as a director if the number of votes cast “FOR” such nominee at the 2020 Annual Meeting of Stockholders exceeds the number of votes cast “AGAINST” such nominee (with abstentions and broker non-votes not counted as either votes “FOR” or “AGAINST”).  Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each director for each share of Common Stock held by such stockholder.

Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below.  If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board may propose.  The Board has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

Each of the nine persons below is a nominee for election to serve as a director for a term that will expire at the 2021 Annual Meeting of Stockholders and until his/her successor is elected and qualified.  Except for Mr. Tully, who was appointed to the Board in connection with the Altaris Agreement, and Ms. Russell and Mr. Sanfilippo, who were appointed to the Board in connection with the HG Vora Agreement, each of whom are standing for election to the Board for the first time, all of the Company nominees for election to the Board are presently directors of the Company and were previously elected by the Company’s stockholders. Except for Dr. Keckley and Messrs. Shapiro and Wills, all directors elected at the 2019 Annual Meeting of Stockholders are standing for re-election. Certain information relating to the following persons has been furnished to us by the individuals named, and we have also included the specific skills, qualifications and experience of each of our directors and director nominees.

Name	Age	Director Since	Position(s)
Sara J. Finley	60	2018	Director
Robert J. Greczyn, Jr.	68	2015	Interim Chief Executive Officer and Director
Peter A. Hudson, M.D.	54	2016	Director
Beth M. Jacob	58	2018	Director
Bradley S. Karro	58	2014	Director
Benjamin A. Kirshner	42	2019	Director
Erin L. Russell	46	2020	Director
Anthony M. Sanfilippo	62	2020	Chairman of the Board
Daniel G. Tully	59	2019	Director

Sara J. Finley Principal of Threshold Corporate Consulting, LLC	Age 60	Director since 2018

Ms. Finley is the Principal of Threshold Corporate Consulting, LLC, a consulting services firm that she founded in 2015. From 2009 to 2011, Ms. Finley served as Senior Vice President and General Counsel of CVS Health Corporation, formerly known as CVS Caremark Corporation (including its predecessor companies, “CVS Caremark”), a publicly traded pharmacy services company.  From 2007 to 2009, Ms. Finley served as Senior Vice President and General Counsel of the pharmacy benefits management division of CVS Caremark, and from 2011 until her retirement from the company in 2015, Ms. Finley served as a senior legal advisor for CVS Caremark.  From 1998 to 2007, Ms. Finley served as Senior Vice President, Assistant General Counsel and Corporate Secretary of Caremark Rx, Inc., a publicly traded company and a predecessor of CVS Caremark. Previously, she was a partner at the law firm Kutak Rock in Atlanta, Georgia.  Ms. Finley graduated from the University of Alabama and received her law degree from Vanderbilt University.  She currently serves on the board of directors of Preferred Apartment Communities, Inc., a publicly traded real estate investment trust, Oak Paper Products Company, Inc., a privately-held paper products, packaging and janitorial supply company based in Los Angeles, California and Studio Bank, a community bank based in Nashville, Tennessee.  Ms. Finley is President of the Vanderbilt Law School Board of Advisors and has also served on several Nashville non-profit boards, including Alive Hospice, The Land Trust for Tennessee, The Center for Nonprofit Management, the Community Foundation of Middle Tennessee and The Nashville Food Project.

Qualifications: Ms. Finley’s specific skills, experience and qualifications to serve as a director of the Company include over 15 years of executive management experience for industry-leading health care companies; board leadership roles for corporate and nonprofit organizations; and extensive experience as a senior legal advisor for mergers and acquisitions, health care regulatory matters, corporate governance, enterprise risk management, compliance, and other matters.  We believe Ms. Finley’s experience and perspective provides our Board with valuable insight, particularly with respect to strategic, legal, compliance, and risk management matters.

Board Committees:  Nominating and Corporate Governance (Chair); Strategic Review; CEO Search (Chair)

Robert J. Greczyn, Jr. Interim Chief Executive Officer of the Company; Former President and Chief Executive Officer of Blue Cross Blue Shield of North Carolina	Age 68	Director since 2015

Mr. Greczyn has served as the Interim Chief Executive Officer of the Company since February 18, 2020.  He was the Chief Executive Officer of Blue Cross Blue Shield of North Carolina (“BCBSNC”) from 2000 until his retirement in 2010, where he also served on the Board of the Blue Cross Blue Shield Association.  Since 2010, Mr. Greczyn has served as Principal Manager of Capital Food Group, LLC and RJG Restaurant Group LLC, privately held restaurant franchise operations.  From August 1998 until September 1999 he was the Chief Operating Officer of BCBSNC and became its President in September 1999.  From 1990 to 1998, he was the President and CEO of Carolina Physicians Health Plan, a health maintenance organization, which was partially acquired by Healthsource, Inc. in 1991 and fully acquired by Healthsource, Inc. in 1994, at which time it became Healthsource North Carolina.  In 1997, Cigna Corporation acquired Healthsource, Inc.  From 1986 to 1990, Mr. Greczyn was President and CEO of Health Plan of Delaware, Ltd. (which was acquired by Principal Health Care, Inc. in 1988, at which time it became Principal Health Care of Delaware, Inc.).  From March 2011 to November 2014, Mr. Greczyn served on the Board of Directors of Liposcience, Inc., a publicly traded (until its acquisition by Laboratory Corporation of America in November 2014) clinical diagnostic company, where he chaired the compensation committee and was a member of the audit committee.  He also served as the interim President and Chief Executive Officer of Liposcience, Inc. from August 2013 until February 2014, during which time he resigned from his positions on the audit and compensation committees.  From October 2011 until August 2012, Mr. Greczyn served as a director of M*Modal Inc., a publicly traded (until its acquisition August 2012 by One Equity Partners) provider of interactive clinical documentation and speech understanding technology, where he was a member of the compensation and audit committees.  From 2006 to 2008, Mr. Greczyn was Chairman of the Board of the Council for Affordable Quality Care, an alliance of chief executive officers of the nation’s leading health insurers working to simplify healthcare transactions.  Mr. Greczyn also serves as a board member of Vidant Health, of which he is also the chair of the compensation committee, and Vidant Medical Center, a not for profit large hospital, of which he is also a member of the quality committee and the executive committee.  Mr. Greczyn received an M.P.H. degree in health policy from the University of North Carolina at Chapel Hill and a B.A. degree in psychology from East Carolina University.

Qualifications:  Mr. Greczyn’s specific skills, experience and qualifications to serve as a director of the Company include over 20 years of experience as Chief Executive Officer of three health insurance companies as well as service on the compensation and audit committees of publicly traded companies.  We believe his extensive management experience and knowledge of the managed care industry and his prior public company board experience provides critical insight to our Board.

Board Committees:  CEO Search

Peter A. Hudson, M.D. Managing Director of AltaPartners	Age 54	Director since 2016

Dr. Hudson has served as a Managing Director at Alta Partners, a healthcare venture capital firm, since February 2017. He also serves on numerous boards, including U.S. Acute Care Solutions (“USACS”), one of the nation's largest acute care companies, since May 2015, and Emergency Medicine Physicians Holding Company, one of USACS’ founding organizations, since July 2014. In addition, Dr. Hudson has been on the board of directors for mobile acute care provider DispatchHealth since August 2015, and has served as senior advisor to venture-backed Augmedix, Inc., a privately-held company that operates in the information technology services & consulting industry, since January 2015. From 2008 to March 2014, Dr. Hudson was Chief Executive Officer of iTriage LLC, a mobile healthcare company, which was acquired by Aetna, Inc.  Dr. Hudson then served as Head of Consumer Technologies at Aetna from October 2013 through March 2014. From 2001 to 2010, Dr. Hudson was managing business partner for Emergency Physicians at Porter Hospitals, an emergency medicine staffing company in Denver, Colorado. Dr. Hudson was the Colorado Technology Association’s Entrepreneur of the Year in 2013 and a guest of the First Lady at the State of the Union in 2013, representing digital health as a national policy objective. He holds a B.A. in Political Science and Pre-Med from Colorado College and an M.D. from the University of Colorado School of Medicine.

Qualifications: Dr. Hudson’s specific skills, experience and qualifications to serve as a director of the Company are evidenced by over 15 years of experience as a physician and entrepreneur founding, growing, and investing in both healthcare technology and services and digital health. We believe that Dr. Hudson’s focus on creating efficiencies within the healthcare delivery system and empowering healthcare consumers with novel technology provides critical insight to our Board.

Board Committees:  Audit; Strategic Review

Beth M. Jacob Former Senior Vice President, Strategic Advisor and Leadership Coach of SPS Commerce	Age 58	Director since 2018

After serving in senior leadership roles since 2015 with SPS Commerce, Inc. (“SPS Commerce”), a global leader in cloud-based supply chain management solutions, Ms. Jacob retired in April 2019 from her position as Senior Vice President, Strategic Advisor and Leadership Coach of SPS Commerce, which began in March 2018, and supported the work of SPS Commerce as an independent consultant through August 2019.  From 2015 to March 2018, Ms. Jacob was the Senior Vice President, Chief Customer Success Officer, at SPS Commerce, where she created a high energy and innovative customer success organization that delivers new services and value to drive retention and growth.  From 2002 to 2014, Ms. Jacob was an executive with Target Corporation (“Target”), a leading upscale discount retailer that provides high-quality merchandise with a guest-friendly experience across store and digital channels.  At Target, she was Executive Vice President and Chief Information Officer from 2010 to 2014 and Senior Vice President and Chief Information Officer from 2008 to 2010. Ms. Jacob also was responsible for the global operations of Target India from 2011 to 2014.  From 2006 to 2008, Ms. Jacob was the Vice President of Target Financial Services, Guest Operations, leading the contact center and collection operations team that provided services to Target’s customers.  From 2003 to 2006, Ms. Jacob was Vice President of Target Financial Services, Guest Contact Centers, and from 2002 to 2003, she was the Director of Target Financial Services, Guest Contact Centers.  Prior to joining Target, Ms. Jacob spent 15 years at Ameriprise Financial, Inc. (formerly known as American Express Financial Advisors), a leading

diversified financial services firm dedicated to helping customers achieve their financial goals.   Ms. Jacob graduated with a B.S. degree from the University of Minnesota in 1984 and received her Master of Business Administration degree from the University of Minnesota Carlson School of Management in 1989.  Ms. Jacob has served on several non-profit boards, and currently serves on the Twin Cities Habitat for Humanity Board of Directors, where she serves on the Strategic Planning Committee and the Development Committee.

Qualifications: Ms. Jacob’s specific skills, experience and qualifications to serve as a director of the Company include more than 30 years of consumer-focused business experience with a broad range of responsibilities, spanning customer strategy and service, global operations, technology and data capabilities, scaling strategies for growth, and successful leadership and engagement of teams comprised of several thousand members. We believe Ms. Jacob’s experience and perspective provide our Board with valuable insight, particularly with respect to the Company’s developing digital platforms, expanded operational footprint, and strategy.

Board Committees:  Audit; Compensation

Bradley S. Karro Principal of Hillcote Advisors	Age 58	Director since 2014

Mr. Karro is a principal of Hillcote Advisors, a firm focused on investing in and restructuring healthcare companies that Mr. Karro founded in May 2007. Prior to starting Hillcote Advisors, Mr. Karro held a number of senior executive positions in the healthcare industry, including serving as Executive Vice President of Caremark Rx, a prescription benefit management company. Mr. Karro joined Medpartners (which changed its name to Caremark Rx) in 1998, and served at Caremark Rx through 2007.  During his time at Caremark Rx, Mr. Karro was responsible for mergers and acquisitions, integration planning, information technology and Medicare product development. Mr. Karro was also appointed as a charter member of the Governor’s e-Health Advisory Council in Tennessee, an organization established to coordinate Tennessee’s initiatives leading towards the adoption of electronic medical records. From October 2013 to March 2017, Mr. Karro served as a member of the Board of Directors of Angiotech Pharmaceuticals, Inc., a global specialty pharmaceutical and medical device company, where he chaired the Audit Committee. Mr. Karro previously served on the Board of Directors of Emageon Inc., an information technology systems provider for hospitals, healthcare networks, and imaging facilities, from 2008 through 2009.

Qualifications:  Mr. Karro’s specific skills, experience and qualifications to serve as a director of the Company are evidenced by his more than 25 years of healthcare industry experience, extensive knowledge of the healthcare industry, executive management experience, and prior public board experience.

Board Committees:  Compensation (Chair); Strategic Review; CEO Search

Benjamin A. Kirshner Chairman of Tinuiti, Inc.	Age 42	Director since 2019

Since January 1, 2019, Mr. Kirshner has served as Chairman of the board of directors of Tinuiti, Inc. (f/k/a Elite SEM Inc.) (“Tinuiti”), a digital marketing agency which he founded in 2004. From its founding until December 2018, Mr. Kirshner served as Tinuiti’s Chief Executive Officer. Under his guidance, Tinuiti grew to over 500 employees, has more than 800 clients and manages over $1 billion in advertising spend. Mr. Kirshner is also the founder of CoffeeForLess.com, Inc., an e-commerce coffee company which he founded in 1998. Mr. Kirshner began his career in 2000 as an account executive with 24/7 Media Inc., a digital technology company. From 2001 to 2004, he served as an account executive at Send Traffic, Inc., a performance focused, interactive marketing firm specializing in full service search marketing and pay-per-click management services. Mr. Kirshner served as a member of Nutrisystem’s board of directors from October 2018 until the Company’s acquisition of Nutrisystem in March 2019. From 2006 to 2016,

Mr. Kirshner served as an adjunct professor at New York University, teaching courses on search and digital marketing strategies. He serves on the board of directors of several nonprofit organizations, including the Perelman Jewish Day School, the Jewish Federation of Greater Philadelphia and the Children’s Hospital of Philadelphia Corporate Council. Mr. Kirshner earned his bachelor’s degree in Business Administration in 2000 from George Washington University.

Qualifications: Mr. Kirshner’s specific skills, experience and qualifications to serve as a director of the Company are evidenced by his 15 years of service as Chief Executive Officer of a digital marketing agency and prior service as a director of Nutrisystem. We believe his extensive management experience and knowledge of the digital marketing industry and his prior experience as a board member of Nutrisystem provide critical insight to our Board.

Board Committees: Nominating and Corporate Governance; Strategic Review

Erin L. Russell Former Principal of Vestar Capital Partners, LP	Age 46	Director since 2020

Since January 2019, Ms. Russell has served as a member of the board of directors of Kadant, Inc., a global supplier of engineered systems, where she is a member of the audit and nominating and corporate governance committees and serves as the chair of the risk oversight and sustainability committee.  From August 2001 until April 2017, she was a principal of Vestar Capital Partners, LP (“Vestar”), a private equity firm specializing in management buyouts, recapitalizations, and growth equity investments. While at Vestar, Ms. Russell served on the boards of directors of a number of companies, including most recently as a director of DeVilbiss Healthcare LLC, a company that designs, manufactures and markets respiratory medical products, from 2012 until July 2015 and as a director and a member of the audit committee of 21st Century Oncology Inc., a provider of state-of-the-art radiation therapy and integrated cancer treatments, from 2008 until September 2016, including as the chair of the audit committee until 2014. She also served as a director of DynaVox Inc., a communications device manufacturer, from 2004 until 2014, including serving as the chair of its audit committee until its initial public offering in 2010. Ms. Russell is currently a member of the school advisory board of St. Thomas Aquinas Catholic School, where she has served since June 2018, and has served on the advisory boards of McIntire School of Commerce since June 2016 and the Jefferson Scholars Foundation at the University of Virginia since April 2008. Ms. Russell holds a Bachelor’s degree in commerce with a concentration in accounting from McIntire School of Commerce, University of Virginia and a Master’s in Business Administration from Harvard Business School.

Qualifications: Ms. Russell’s specific skills, experience and qualifications to serve as a director of the Company are evidenced by her experience with capital and credit markets, as well as her extensive experience serving on the boards of directors of companies in the healthcare sector.  We believe her financial literacy and extensive public and private company board experience provide critical insight to our Board.

Board Committees:  Audit; Strategic Review

Anthony M. Sanfilippo Co-founder of Sorelle Capital, Sorelle Entertainment, and Sorelle Hospitality	Age 62	Director since 2020

Mr. Sanfilippo has been Chairman of the Board since April 2020.  He is the co-founder of Sorelle Capital, Sorelle Entertainment and Sorelle Hospitality, a series of firms focused on investing in and helping grow companies with entrepreneurs in hospitality sectors and related real estate ventures.  Mr. Sanfilippo served as Chief Executive Officer and member of the board of directors (including chairman of the board from May 2017 until October 2018) of Pinnacle Entertainment Inc. (“Pinnacle”), a publicly traded gaming hospitality company with 16 casino locations in 10 states across the U.S., from March 2010 until October 2018, at which time Pinnacle was acquired by Penn National Gaming. Prior to joining Pinnacle, Mr. Sanfilippo served as President, Chief Executive Officer and board member of Multimedia Games Inc., a publicly traded creator and supplier of comprehensive technology systems, content and electronic gaming devices for various segments of the gaming industry.  Prior to joining Multimedia Games, Inc., he served as Division President at Harrah’s Entertainment Inc., currently known as Caesars Entertainment Inc., including serving as President and Chief Operating Officer for Harrah’s New Orleans and a board member of Jazz Casino Corporation.  Mr. Sanfilippo is a member of the board of directors of Papa John’s International, where he chairs the compensation committee and also serves on its governance and nominating committee.

Qualifications: Mr. Sanfilippo’s specific skills, experience and qualifications to serve as a director of the Company include his extensive operational, strategic, and senior leadership experience in the hospitality industry, including casinos, hotels, restaurants and entertainment businesses.  We believe his leadership and board experience provides our Board with valuable insight.

Board Committees:  CEO Search

Daniel G. Tully Co-founder and Managing Director of Altaris Partners, LLC	Age 59	Director since 2019

Mr. Tully is a co-founder of Altaris Partners, an investment firm, and has served as a managing director of Altaris Partners since 2003.  During his tenure at Altaris Partners, Mr. Tully has served on the boards of directors and audit, compensation and compliance committees of a number of healthcare companies, most recently as a director of Senior Helpers, a company that provides in-home senior care, and CSafe, a company that protects vital life science products from temperature excursions during transport.  From 1989 to 2002, he held various positions with Merrill Lynch, including serving as the firm’s global head of healthcare equity capital markets, and as a member of Merrill Lynch’s private equity and investment banking groups. Mr. Tully received a B.S. in Economics from the University of Pennsylvania, Wharton Undergraduate Program.

Qualifications: Mr. Tully’s specific skills, experience and qualifications to serve as a director of the Company are evidenced by his experience with capital and private credit markets, as well as his extensive experience serving on the boards of directors and board committees of several private companies in the healthcare sector.  We believe his financial literacy and extensive public and private company board experience provide critical insight to our Board.

Board Committees:  Compensation; Nominating and Corporate Governance; CEO Search

The Board recommends a vote FOR each nominee.

Director Compensation

The Nominating and Corporate Governance Committee reviews on an annual basis director compensation in relation to other comparable companies and in light of other factors that the Nominating and Corporate Governance Committee deems appropriate and discusses director compensation with the Board. Pursuant to our director compensation policy, each of our non-employee directors (excluding the Chairman of the Board, who receives a $200,000 annual cash retainer as further described below) receives a $75,000 annual cash retainer as well as annual committee retainers as follows:

	Annual Retainer

Committee	Member	Chair
Audit	$15,000	$30,000
Compensation	$10,000	$20,000
Nominating and Corporate Governance	$10,000	$20,000
Strategic Review	$10,000	$20,000

The Chairman of the Board receives an annual cash retainer in the amount of $200,000 and receives no other additional cash compensation for his service on the Board or attendance at any Board or Committee meetings.  Mr. Tully does not receive any compensation for his service on the Board.

In addition, non-employee directors (excluding Mr. Tully) receive an annual grant of RSUs with a grant date fair value of approximately $110,000.  Equity awards to non-employee directors during 2019 were made pursuant to the Company’s Second Amended and Restated 2014 Stock Incentive Plan (the “Second Amended and Restated 2014 Plan”).  Directors who are also our employees (e.g., prior to their resignation from the Board, Mr. Tramuto and Ms. Zier) receive no additional compensation for their Board service.

The following table summarizes the compensation to each non-employee director during 2019.

2019 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
		(1)	(2)
Sara J. Finley	$95,000	$110,008	—	$205,008
Archelle Georgiou, M.D. (3)	39,583	—	—	39,583
Robert J. Greczyn, Jr.	105,000	110,008	—	215,008
Peter A. Hudson, M.D.	100,000	110,008	—	210,008
Beth M. Jacob	100,000	110,008	—	210,008
Bradley S. Karro	105,000	110,008	—	215,008
Paul H. Keckley, Ph.D. (4)	105,000	110,008	—	215,008
Benjamin A. Kirshner (5)	71,949	128,340	—	200,289
Lee A. Shapiro (4)	115,000	110,008	—	225,008
Daniel G. Tully (6)	—	—	—	—
Kevin G. Wills (4)	200,000	110,008	—	310,008

(1)

Reflects the aggregate grant date fair value of RSUs granted during 2019 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  The grant date fair value of RSUs granted to the non-employee directors during 2019 was $18.04 per share, except that the grant date fair value of 944 RSUs granted on March 8, 2019 to Mr. Kirshner was $19.42 per share. The following directors and former directors who served on the Board during 2019 had unvested stock awards outstanding as of December 31, 2019 as follows: Ms. Finley (6,098); Mr. Greczyn (6,098); Dr. Hudson (6,098); Ms. Jacob (6,098); Mr. Karro (6,098); Dr. Keckley (6,098); Mr. Kirshner (7,042); Mr. Shapiro (6,098); and Mr. Wills (6,098).

(2)

The following directors and former directors who served on the Board during 2019 had stock option awards outstanding as of December 31, 2019 as follows:  Mr. Karro (15,000); Dr. Keckley (15,000); and Mr. Wills (27,026).

(3)	Dr. Georgiou did not stand for re-election at the 2019 Annual Meeting of Stockholders. Therefore, her term ended at the 2019 Annual Meeting of Stockholders.
(4)	Dr. Keckley and Messrs. Shapiro and Wills will not stand for re-election at the 2020 Annual Meeting of Stockholders. Therefore, their terms will end at the 2020 Annual Meeting of Stockholders.
(5)	Mr. Kirshner was appointed to the Board in March 2019.
(6)	Mr. Tully does not receive any compensation for his service on the Board.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, which are based upon current expectations, involve a number of risks and uncertainties, and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief, or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings, revenues, and results of operations.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary from those in the forward-looking statements as a result of various factors. These factors include, but are not limited to, those described in Item 1A, Risk Factors, and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the Form 10-K, and those that will be described from time to time in the Company’s filings with the Commission, including the Company’s subsequent reports filed with the Commission on Form 10-K, Form 10-Q, and Form 8-K, which are available on the Commission’s website at www.sec.gov and on the Company’s website at www.tivityhealth.com. We undertake no obligation to update or revise any such forward-looking statements.

Compensation Discussion and Analysis

Executive Summary

In 2019, our Named Executive Officers (“NEOs”) were as follows:

Name	Position
Donato Tramuto (1)	Former Chief Executive Officer
Adam Holland	Chief Financial Officer
Mary Flipse	Chief Legal and Administrative Officer
Steve Janicak	Division President, Healthcare (formerly Chief Growth Officer)
Keira Krausz (2)	Former Division President, Nutrition
Dawn Zier (3)	Former President and Chief Operating Officer
(1)	Mr. Tramuto departed the Company in February 2020.
(2)	Ms. Krausz departed the Company in February 2020.
(3)	Ms. Zier departed the Company in December 2019.

Business and Leadership Changes

During 2019 and the beginning of 2020, there were significant developments in our business and the composition of our executive leadership.

•

On March 8, 2019, we acquired Nutrisystem for approximately $1.3 billion in aggregate consideration. In conjunction with the acquisition, we entered into employment agreements with Mss. Krausz and Zier (as further described on pages 54-56), each of whom was an executive officer of Nutrisystem prior to the acquisition and became an executive officer of the Company effective March 8, 2019.

•

Following the acquisition of Nutrisystem, we organized and managed our operations into two reportable segments, based on the types of products and services they offer: Healthcare and Nutrition. The Healthcare segment is comprised of our legacy business and includes SilverSneakers® senior fitness, Prime Fitness® and WholeHealth LivingTM.  The Nutrition segment is comprised of Nutrisystem’s legacy business and includes Nutrisystem® and South Beach Diet®.

•	Mr. Janicak, who was formerly the Chief Growth Officer of the Company, was promoted to a new role - Division President, Healthcare - effective April 1, 2019.
•

Effective December 4, 2019, Ms. Zier’s employment with the Company was mutually terminated, and she entered into a separation and release agreement with the Company, pursuant to which her termination was treated as termination without cause under her employment agreement.

•	In February 2020:
o	Ms. Krausz resigned from the Company. Her departure was treated as voluntary termination without good reason under her employment agreement.
o	Mr. Tramuto’s employment was terminated without cause.
o	The Board appointed Mr. Greczyn as Interim CEO of the Company.

2019 Performance Summary

The Company’s performance during 2019 reflects results from Nutrisystem from March 8, 2019 forward and included the following:

•	Revenues of $1,131.2 million, including $498.1 million attributable to the acquisition of Nutrisystem on March 8, 2019, compared to $606.3 million for fiscal 2018;
•	Pre-tax income (loss) from continuing operations of $(326.4) million for fiscal 2019 compared to $124.9 million for fiscal 2018. Pre-tax loss for 2019 includes:
o	$377.1 million of impairment loss, all of which was attributable to the Nutrition segment, compared to $0 for 2018;
o	$158.0 million of marketing expenses, including $140.3 million attributable to the Nutrition segment, compared to $14.4 million for 2018;
o	$76.6 million of interest expense, compared to $8.7 million for 2018;
o	$37.1 million of acquisition, integration, and project costs compared to $3.7 million for 2018;
o	$32.4 million of amortization expense compared to $0 for 2018; and
o	$7.0 million of restructuring and related charges compared to $0.1 million for 2018.
•

The Company’s annualized total shareholder return for the one- and three-year periods ended December 31, 2019 was (18)% and (4)%, respectively, compared to 29% and 12%, respectively, for the Russell 3000 Index.

Key Compensation Actions for 2019

The Compensation Committee of the Board (the “Committee”) believes that the Company’s 2019 executive compensation program was effective in attracting, retaining, and providing appropriate incentives for our NEOs.  After considering the positive say-on-pay vote received from our stockholders at the 2019 Annual Meeting of Stockholders regarding our 2018 executive compensation program, input from our independent compensation consultant Frederic W. Cook & Co., Inc. (“FW Cook”), expected benefits, synergies, and growth opportunities from the acquisition of Nutrisystem, new and/or expanded roles for the NEOs following the acquisition of Nutrisystem, the historical pay practices of Nutrisystem, pay relative to the market and the 2019 Peer Group (if applicable), and competitive and best practices, the Committee made the following key decisions with respect to executive compensation for 2019:

•

In conjunction with the acquisition of Nutrisystem, effective March 8, 2019, we entered into employment agreements with Mss. Krausz and Zier (as further described on pages 54-56).  In addition, Mr. Tramuto’s employment agreement was amended and restated on March 18, 2019, as further described on pages 53-54.

•	In connection with each of their employment agreements, the Committee approved the following with respect to Mss. Krausz and Zier:
o	Base salaries of $475,000 and $875,000 for Mss. Krausz and Zier, respectively, and bonus targets of 75% and 100% of base salaries, respectively, in connection with their employment agreements;
o	A special retention award for Ms. Zier consisting of (i) RSUs with a grant date fair value of $2 million and a vesting date of May 31, 2020 (all of which vested upon Ms.

Zier’s termination in December 2019) and (ii) PSUs with a grant date fair value of $2 million (at target) and $4 million (at maximum), subject to achievement of certain cumulative adjusted EBITDA targets, and a vesting date of March 8, 2022.  A portion of these PSUs (approximately 24%) vested upon Ms. Zier’s termination in December 2019.

o

A special retention award for Ms. Krausz consisting of RSUs with a grant date fair value of $750,000 that was subject to vesting in three equal annual installments.  This award was forfeited upon Ms. Krausz’s resignation from the Company in February 2020.

•	Effective March 18, 2019, the Committee increased Mr. Tramuto’s base salary from $850,000 to $950,000 in connection with his amended and restated employment agreement.
•

Effective April 1, 2019, based on Mr. Holland’s and Ms. Flipse’s expanded scope of responsibilities following the acquisition of Nutrisystem, the Committee increased the base salaries for Ms. Flipse and Mr. Holland from approximately $376,000 and $350,000, respectively, to $415,000 and $400,000, respectively.

•

Effective April 1, 2019, in connection with Mr. Janicak’s promotion to Division President, Healthcare, the Committee increased his annual base salary from approximately $359,000 to $450,000 and his bonus target from 50% to 75% of his base salary.

•

In order to motivate the achievement of the Company’s expected synergies following the acquisition and integration of Nutrisystem, in April 2019, the Committee granted awards consisting of a combination of PSUs and performance cash awards to Messrs. Janicak and Holland and Mss. Flipse and Krausz (the “Integration Performance Awards”), with approximately 71% of the value of each award consisting of PSUs and 29% of the value consisting of performance cash awards.  The Integration Performance Awards will be earned only upon the achievement of certain cumulative synergies realized over the period January 1, 2019 through December 31, 2020.  The PSUs vest on December 31, 2021, and the performance cash awards vest on March 31, 2021.   The Integration Performance Awards granted to Ms. Krausz were forfeited upon her resignation in February 2020.

•

Given the timing of the Nutrisystem acquisition, the Committee adopted a transitional short-term incentive program such that each NEO’s short-term incentive opportunity was tied to his or her legacy segment (i.e., the Healthcare segment for legacy Tivity Health employees and the Nutrition segment for legacy Nutrisystem employees) and included:

o	a majority component (50%) based on the applicable segment’s achievement of adjusted EBITDA (“Adjusted EBITDA Bonus”);
o	a second component (25%) based on the applicable segment’s achievement of revenue (“Revenue Bonus”); and
o	a third component (25%) based on achievement of his or her individual performance objectives (“Individual Performance Bonus”).
•

The Committee designed the LTI program such that 75% of the grant date fair value of each NEO’s LTI grant consisted of PSUs that are subject to risk of forfeiture if pre-defined, multi-year adjusted EBITDA objectives for fiscal 2019 and fiscal 2020 are not achieved. The remaining 25% of the grant date fair value of each NEO’s LTI grant consisted of RSUs that vest in three equal annual installments over three years.

The Committee is committed to designing and maintaining an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company’s stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.  The Committee considers the results of the previous year’s “say-on-pay” advisory vote on executive compensation and other feedback the Company receives from its stockholders in determining the Company’s executive compensation policies and decisions.  This year’s “say-on-pay” proposal is Proposal No. 2 in this Proxy Statement.

Summary of Compensation Practices

Below are the key features of our executive compensation program that we believe drive sustainable results, encourage executive retention, and align executive and stockholder interests.  We also highlight certain practices we do not do because we believe they do not align with our stockholders’ long-term interests.

What We Do	What We Don’t Do

✓ Reinforce our pay-for-performance philosophy by designing the majority of total target executive compensation to be variable, through linkage to our financial or market results

✓ Mitigate undue risk by having caps on incentive awards and a recoupment policy with respect to all performance-based compensation, including performance-based equity

✓ Maintain meaningful stock ownership and retention requirements

✓ Engage an independent compensation consultant who reports directly to the Committee and does not provide any other services to the Company

✓ Require double trigger change in control provisions for acceleration of equity awards in all equity awards for executive officers made after February 2014

✓ Balance incentives to reward the achievement of short-term operating goals and long-term stockholder value creation

✓ Periodically, and at least annually, seek stockholder feedback on our executive compensation

X No excise tax gross-ups upon a change in control for employment agreements entered into or amended after February 2013

X No tax gross-ups on ongoing benefits (which do not include benefits associated with one-time events such as relocation) for current or future executive officers

X No granting of discounted stock options

X No repricing of stock options without stockholder approval

X No hedging or short sales of Company securities

X No pledging of Company securities

Impact of Say-on-Pay Vote Results

At the 2019 Annual Meeting of Stockholders, 98.0% of the shares that were actually voted on the proposal to approve the compensation of the Company’s NEOs were in support of our executive compensation program as disclosed in the proxy statement relating to that meeting. The Committee has considered the outcome of the vote on executive compensation and believes it affirms our stockholders’

support of our overall approach to executive compensation. Accordingly, we have endeavored, to the extent possible in light of the changes in our business and our senior leadership and evaluation of the Company’s strategy, to maintain that overall approach to executive compensation. The Committee will continue to consider the outcome of the annual vote on executive compensation when making future compensation decisions for our NEOs.

The Committee’s Processes and Analyses

Role of Compensation Committee

The Committee sets and administers the policies that govern compensation of our executive officers, including:

•

Annually evaluating the performance of the CEO and other executive officers and determining the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and approving any changes in executive officer incentive compensation plans and equity-based compensation plans; and
•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

Only independent directors serve on the Committee. Based on the Committee’s charter, the Committee may delegate any of its responsibilities to a subcommittee as long as such subcommittee is solely composed of one or more members of the Committee.  The Committee may also delegate to one or more executive officers the authority to make grants of equity-based awards to individuals who are not executive officers.

Executive Compensation Philosophy and Objectives

We seek to attract, retain, and motivate talented individuals who are committed to the Company’s mission and core values.  The Committee is committed to designing and maintaining an executive compensation program that is performance-based, competitive, clear in its design and objectives, and aligns the interests of management with those of the Company’s stockholders by rewarding executive officers when the Company achieves financial success.

The Committee believes that performance-based pay is key to achieving our financial and strategic objectives and meeting stockholder expectations.  The direct effect of this performance-based philosophy is that a majority of the total target compensation (excluding benefits and perquisites) that is set at the beginning of the year for an NEO is variable.  We consider compensation to be variable if the ultimate value realized may differ from the intended target compensation.  Variable compensation includes both our annual short-term incentive awards and long-term incentive (“LTI”) awards.

The Committee strives to align executive compensation with the unique talent and business needs of the Company, without encouraging excessive or unnecessary risk-taking, through the following objectives:

•

To attract, retain and motivate talented executives by providing overall compensation that is performance-based, fair to the executives and the stockholders, and takes into consideration both individual contribution and corporate performance;

•

To closely align the interests of executives with the long-term interests of the Company and its stockholders through a significant portion of each executive’s total compensation opportunity based on long-term equity incentives tied to financial performance, stock price performance, and/or operational performance; and

•	To provide appropriate incentives for executives to work toward the achievement of our overall business goals with payouts tied directly to the successful achievement of such goals.

The Committee strives to design total compensation opportunities for the Company’s executives that are competitive, but not excessive, as compared to market practice.  Market practice is generally defined as median compensation levels found among companies of comparable size and business relative to the Company.  Individual compensation targets may be above or below market based on the following factors:

•	The individual skills and experience of the executive;
•	The difficulty of attracting or replacing the executive; and
•	Importance of the position to the Company’s success.

In addition, actual compensation earned may be above or below market levels depending on the performance of the executive and the Company as a whole.

We use the following compensation vehicles to meet the above-described objectives:

•	Base salaries;
•	Short-term incentives, based upon achieving clearly-defined financial and/or operational targets; and
•

Long-term incentives based on the achievement of financial performance, stock price performance, and/or operational performance. To focus our executives on the Company’s sustained performance over the long term, a majority of our target executive compensation is weighted toward long-term incentives.

The compensation vehicles may vary by executive based on role, responsibilities, and the executive’s ability to influence Company performance and the achievement of key short- and long-term objectives.

On an annual basis, or more frequently as needed, the Committee reviews:

•	Its compensation philosophy, ensuring proper alignment with the Company’s principal business objectives;
•	Our executive compensation policies in light of our financial performance, annual budget, long-term objectives, and competitive and best practices; and
•

The compensation of each individual executive in light of such executive’s contribution and performance, market practice for the executive’s role, and the Committee’s executive compensation policies for that year.

The Committee believes that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.  This belief is based on the following factors: our balance of short- and long-term incentives; our use of different types of equity compensation awards that provide a balance of incentives; our cap on incentive awards; our recoupment policy (which permits the Committee, in its discretion, to recover incentive-based compensation from our executive officers in the event of a restatement of our financial results or non-compliance with our Code of Business Conduct to the material detriment of the Company); our anti-hedging and anti-pledging policies; and our stock ownership guidelines.

The Committee also believes that our compensation strategies are aligned with our compensation philosophy, long-term performance, and Company culture, which places significant value on high-

performing individuals, and that those strategies promote individual responsibility for collective long-term success of the Company.

As discussed in further detail throughout this Compensation Discussion and Analysis section, the Committee believes that the 2019 executive compensation program was reasonable and appropriate.

Setting Compensation

In addition to its annual review of executive compensation, the Committee retains an independent compensation consultant to review the Company’s executive compensation practices.  The Committee also employs several tools to set executive compensation targets that meet the Company’s objectives.  The Committee has engaged FW Cook since 2013 to provide independent executive compensation advisory services.  The independent compensation consultant reports directly to the Committee and provides no other services to the Company.  The Committee uses the following tools to set compensation:

•	Assessment of individual performance.
o

At least once per year, the Committee meets with the CEO to review and approve performance objectives for the upcoming year for each NEO.  After the end of the year, the CEO delivers to the Committee individual performance evaluations and compensation recommendations for each NEO, excluding himself (“other NEOs”).  The Committee determines compensation adjustments for each other NEO based on a variety of factors, such as a competitive compensation analysis; the Committee’s assessment of each other NEO’s individual performance, taking into account the CEO’s input; the Company’s performance; and the Committee’s judgment based on such NEO’s interactions with the Board.

o

After the end of the year, the CEO also presents to the Committee a self-assessment of his performance for the year based on his established performance objectives.  The Committee conducts a confidential review of the CEO’s performance for the previous year and discusses any compensation adjustment based on the competitive compensation analysis, its assessment of the CEO’s performance in light of the pre-approved performance objectives, the Company’s performance, and the level of CEO compensation relative to the other NEOs.

•	Assessment of Company performance.
o

In addition to each NEO’s individual performance, the Committee also considers the Company’s overall performance in determining executive compensation.  When evaluating the relationship between the CEO’s pay and Company performance, the Committee considers both reported pay (as reflected in the Summary Compensation Table) and realized pay for the CEO in recent years (as applicable).

•	Compensation market data.
o

The Committee reviews NEO compensation against external references to help guide compensation decisions.  The Committee does not use particular formulas or target specific market pay positions when determining compensation levels of a particular officer position but instead uses external comparisons to provide a point of reference.  The external references may include peer group analysis (see below) and/or commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the “Survey Reports”).  The Survey Reports cover a significant number of companies across a broad range of industries.  To support the Committee’s review and evaluation, management, and if applicable, an independent compensation consultant, provides the Committee with information compiled from the Survey Reports.

o

The Committee recognizes that the Company competes locally and nationally for talent with companies much larger than those included in our compensation peer group.  These larger companies aggressively recruit for the best qualified talent in particularly critical functions.  As a result, to attract and retain talent, the Committee may from time to time determine that it is in the best interests of the Company and its stockholders to provide compensation packages that deviate from the external market references.

•	Historical compensation.
o

For 2019, when setting the base salaries, short-term incentive targets, and LTI targets for Mss. Krausz and Zier (who became executive officers of the Company in connection with our acquisition of Nutrisystem), the Committee considered these officers’ historical levels of such compensation, which were above the levels typically maintained by the Company.  The Committee decided to maintain such historical levels based on its belief that retaining Mss. Krausz and Zier was important to the success of operating and integrating the Nutrisystem business.

Executive Compensation for 2019

Program Elements

The 2019 executive compensation program consisted of:

•	Base salaries;
•	Short-term cash incentive awards, based on achieving clearly-defined financial, operational, or financial reporting targets; and
•

LTI awards that are based on service and/or Company performance.  To focus our executives on the Company’s sustained performance over the long term, a meaningful portion of our target executive compensation is weighted toward long-term incentives.

2019 Peer Group

In early 2019, FW Cook reevaluated our competitive framework and conducted a review of our peer group in light of our business and size following the acquisition of Nutrisystem.  FW Cook applied certain criteria in developing the 2019 Peer Group (as defined below) such as industry sectors, revenues, market capitalization, and each of Tivity Health’s and Nutrisystem’s historical peers.  With regard to revenue and market capitalization, FW Cook evaluated comparable companies with revenues ranging from $400 million to $4.0 billion and then-current market capitalization of at least $250 million.  FW Cook also considered in its analysis companies included in the peer groups used by certain proxy advisory firms in their pay-for-performance assessments.

Our 2019 peer group consists of the following 18 companies (the “2019 Peer Group”), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2019:

1-800-FLOWERS.COM, Inc.	Evolent Health, Inc.	Navigant Consulting, Inc.

Allscripts Healthcare Solutions, Inc.	GNC Holdings, Inc.	NuSkin Enterprises, Inc.

Amedisys, Inc.	GrubHub, Inc.	Premier, Inc./

Blue Apron Holdings, Inc.	HMS Holdings Corp.	Teladoc Health, Inc.

The Chefs’ Warehouse, Inc.	LHC Group, Inc.	USANA Health Sciences, Inc.

The Ensign Group, Inc.	Medifast, Inc.	WW International, Inc.

The median revenue for the latest four quarters and the median market capitalization as of January 31, 2019 for companies in our 2019 Peer Group were $1.3 billion and $2.2 billion, respectively.  Of the 15 companies that comprised the peer group in 2018, three companies were removed due to completed or pending acquisitions, while eight additional companies were removed in favor of companies that were larger and/or more relevant to the Company’s business following the acquisition of Nutrisystem.

Compensation Decisions for 2019

Based on the strong say-on-pay support received from our stockholders at the 2019 Annual Meeting of Stockholders regarding our 2018 executive compensation program, input from our independent compensation consultant FW Cook, and competitive and best practices, the Committee maintained a performance-based compensation philosophy when designing the 2019 executive compensation program.  When compared to recent years, the 2019 executive compensation program included new elements to reflect the acquisition and integration of Nutrisystem as well as the return to annual LTI awards (whereas in 2015 and 2016, certain NEOs received three-year front-loaded LTI awards and therefore did not receive an annual LTI award in 2017 or 2018).

The Committee believes that the Company’s 2019 executive compensation program was instrumental in attracting, retaining, and providing appropriate incentives for our NEOs.  The Committee remains committed to designing and maintaining an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company’s stockholders.

In general, and based on the methodology described under the heading “Compensation market data” on page 30, the Committee believes compensation levels for the NEOs were appropriate.

Base Salary

In establishing base salaries for 2019, the Committee considered each NEO's performance and responsibilities, recommendations of the CEO, internal pay equity, pay relative to the market, and the date of each NEO’s last salary increase.  In addition, the Committee considered the base salaries in effect for Mss. Krausz and Zier prior to the Company’s acquisition of Nutrisystem and decided to maintain those base salaries.

Effective March 18, 2019, Mr. Tramuto received a base salary increase in connection with his amended and restated employment agreement.  Effective April 1, 2019, Ms. Flipse and Mr. Holland received a base salary increase in connection with their expanded scope of responsibilities following the acquisition of Nutrisystem.  Also effective April 1, 2019, Mr. Janicak received a base salary increase in connection with his promotion to Division President, Healthcare.

Annualized Base Salary ($000s)

Name	2019 Base Salary	2018 Base Salary (at end of year)	Percentage Increase	Date of Previous Increase
Donato Tramuto	$950	$850	11.8%	n/a
Adam Holland	$400	$350	14.3%	06/2018
Mary Flipse	$415	$376	10.4%	02/2018
Steve Janicak	$450	$359	25.3%	02/2018
Keira Krausz (1)	$475	n/a	n/a	n/a
Dawn Zier (1)	$875	n/a	n/a	n/a

(1)	Mss. Krausz and Zier were not employed by the Company prior to the Company’s acquisition of Nutrisystem on March 8, 2019.

Short-Term Cash Incentive Awards

We offer short-term cash incentive awards to NEOs to align their annual compensation with the Company’s financial and operational objectives for the current year.  As further described below, for 2019, the performance factors for the short-term cash incentive award were Adjusted EBITDA (weighted 50%), Revenue (weighted 25%), and Individual Performance (weighted 25%). Actual payouts were calculated using the following formula:

Performance Factor Achievement

Short-Term Cash Incentive Award Earned

Performance Factor

Target Percentage

Base Salary

The maximum amounts that each NEO could earn for the Adjusted EBITDA Bonus, the Revenue Bonus, and the Individual Performance Bonus for the full year were 200%, 200%, and 100% of the target, respectively.  Short-term cash incentive awards earned are described in further detail below and were paid in mid-March 2020.

Short-Term Cash Incentive Target Percentages

Short-term cash incentive targets (expressed as a percentage of base salary) were set based on target percentages that correspond with each NEO’s internal job grade and/or market comparisons.  The short-term incentive targets for Mss. Krausz and Zier were maintained at the levels they were prior to the Company’s acquisition of Nutrisystem.  The Committee believes that the short-term cash incentive targets are market competitive and that they establish the appropriate level of at-risk annual cash incentive and drive the achievement of annual performance goals.

Short-Term Cash Incentive Targets (as a percentage of base salary)

	As of December 31,
Name	2019	2018
Donato Tramuto	100%	100%
Adam Holland	50%	50%
Mary Flipse	50%	50%
Steve Janicak (1)	75%	50%
Keira Krausz (2)	75%	n/a
Dawn Zier (1)	100%	n/a

(1)	Mr. Janicak’s short-term cash incentive target was 50% from January 1, 2019 through March 31, 2019 and 75% from April 1, 2019 through December 31, 2019.
(2)	Mss. Krausz and Zier were not employed by the Company prior to the Company’s acquisition of Nutrisystem on March 8, 2019.

Adjusted EBITDA Bonus (50% of Total Bonus Target)

Generally consistent with 2014 through 2018, the predominant performance metric for short-term cash incentive awards for 2019 was Adjusted EBITDA, which was used as a metric for both earning and funding short-term cash incentive awards.  “Adjusted EBITDA” was defined as earnings before interest, taxes, depreciation, and amortization excluding certain pre-defined costs, losses, and expenses, including but not limited to impairment and restructuring charges as approved by the Board, LTI compensation, and transaction and integration costs.  The Committee believes that Adjusted EBITDA provides a specific measure of operating and financial performance and aligns our executives with our short-term business goals for EBITDA growth.  The Adjusted EBITDA Bonus comprised 50% of each NEO’s total bonus target for 2019.

Each NEO’s Adjusted EBITDA Bonus was based on the achievement of Adjusted EBITDA by such NEO’s legacy segment (i.e., the Healthcare segment for legacy Tivity Health employees and the Nutrition segment for legacy Nutrisystem employees).  This transitional approach was adopted based on the timing of the Nutrisystem acquisition and to allow the Company time to develop appropriate consolidated adjusted EBITDA goals in future years. As such, the Adjusted EBITDA Bonus for Messrs. Tramuto, Holland, and Janicak and Ms. Flipse was based on Adjusted EBITDA performance for the Healthcare segment, while the Adjusted EBITDA Bonus for Mss. Krausz and Zier was based on Adjusted EBITDA performance for the Nutrition segment.

The short-term cash incentive pool (“Bonus Pool”) began funding when Adjusted EBITDA for the applicable segment exceeded a certain threshold (the “Adjusted EBITDA Threshold”), as follows:

•	25% of every dollar in excess of the Adjusted EBITDA Threshold for such segment (“Incremental Dollar”) funded the Bonus Pool until it reached approximately 20% of target;
•	Thereafter, 100% of every Incremental Dollar funded the Bonus Pool until it reached 100% of the target; and
•	Thereafter, 25% of every Incremental Dollar funded the Bonus Pool until it reached the maximum of 200% of the target.

No additional amounts fund the Bonus Pool once the maximum funding of 200% of the target has been met.

Actual Adjusted EBITDA for each of the Healthcare and Nutrition segments (before accruing the Adjusted EBITDA Bonus described herein) did not exceed the Adjusted EBITDA Threshold for such segment; as such, the Adjusted EBITDA Bonus performance factor achievement for 2019 was 0% of target.

Revenue Bonus (25% of Total Bonus Target)

In addition to Adjusted EBITDA, revenue was also used as a performance metric for short-term cash incentive awards for 2019, and was used as a metric for both earning and funding short-term cash incentive awards.  The Committee believes that revenue provides a specific measure of sales and operational performance and aligns our executives with our short-term business goals for revenue growth.  The Revenue Bonus comprised 25% of each NEO’s total bonus target for 2019.

Each NEO’s Revenue Bonus was based on the achievement of revenue by such NEO’s legacy segment (i.e., the Healthcare segment for legacy Tivity Health employees and the Nutrition segment for legacy Nutrisystem employees).  Similar to the Adjusted EBITDA Bonus, this transitional approach was adopted based on the timing of the Nutrisystem acquisition and to allow the Company time to develop appropriate consolidated revenue goals in future years. As such, the Revenue Bonus for Messrs. Tramuto, Holland, and Janicak and Ms. Flipse was based on revenue earned by the Healthcare segment, while the Revenue Bonus for Mss. Krausz and Zier was based on revenue earned by the Nutrition segment.

The Bonus Pool began funding when revenue for the applicable segment exceeded a certain threshold (the “Revenue Threshold”).  Healthcare segment revenues of $633.1 million exceeded the established Revenue Threshold of $617.0 million, resulting in a performance factor achievement of approximately 161% of the Revenue Bonus target for Messrs. Tramuto, Holland, and Janicak and Ms. Flipse.  Nutrition segment revenues of $498.1 million for the period March 8, 2019 through December 31, 2019 did not exceed the Revenue Threshold established for the Nutrition segment.  As such, Mss. Krausz and Zier’s Revenue Bonus performance factor achievement for 2019 was 0% of target.

The Revenue Bonus pool for the Healthcare segment was based on threshold, target, and maximum payout levels, with straight-line interpolation used for revenue amounts between payout levels, as follows:

	Healthcare Segment Revenue	Payout Level
Threshold	$617,000	50%
Target	$627,000	100%
Maximum	$637,000	200%

No additional amounts fund the Bonus Pool once the maximum funding of 200% of the target has been met.

Individual Performance Bonus (25% of Total Bonus Target)

The NEOs’ individual performance objectives were established for two distinct periods – January through June 2019 and July through December 2019 – and were set forth in a balanced scorecard specific to each NEO.  Each scorecard contained individual objectives in the four categories of financial, customer, operations and product, and people and culture.  Financial objectives emphasized the need to meet or exceed fiscal 2019 revenue and profitability goals.  Customer objectives emphasized expanding and diversifying our revenue streams.  Operations and product objectives emphasized increasing engagement with members, technology and data improvements, and achieving product milestones. Culture objectives were focused on attracting and retaining the talent necessary to successfully execute our strategy.  The weighting of each category varied by NEO depending on the NEO’s functional area of responsibility.

Each NEO’s Individual Performance Bonus was subject to achievement of a minimum Adjusted EBITDA level by such NEO’s legacy segment (i.e., the Healthcare segment for legacy Tivity Health employees and the Nutrition segment for legacy Nutrisystem employees).  As such, the Individual Performance Bonus for Messrs. Tramuto, Holland, and Janicak and Ms. Flipse could only be earned if the Healthcare segment achieved a certain minimum Adjusted EBITDA level, while the Individual Performance Bonus for Mss. Krausz and Zier could only be earned if the Nutrition segment achieved a certain minimum Adjusted EBITDA level.  Based on actual Adjusted EBITDA for the Healthcare and Nutrition segments for 2019, all of the NEOs except for Mss. Krausz and Zier were eligible for an Individual Performance Bonus.

Based on the CEO’s evaluation of each other NEO and the Committee’s evaluation of the CEO, the Committee determined that each eligible NEO’s Individual Performance Bonus factor achievement for 2019 was 100% of target.

Short-Term Cash Incentive Payouts for 2019 ($000s)

	2019 at Target				2019 Actual Payout
Name	Adjusted EBITDA Bonus	Revenue Bonus	Individual Perfor-mance Bonus	Total (1)	Adjusted EBITDA Bonus	Revenue Bonus	Individual Perfor-mance Bonus	Total (1)
Donato Tramuto	$466	$233	$233	$933	$0	$378	$233	$611
Adam Holland	$97	$49	$49	$195	$0	$79	$49	$128
Mary Flipse	$102	$51	$51	$203	$0	$83	$51	$134
Steve Janicak	$150	$75	$75	$300	$0	$122	$75	$197
Keira Krausz (2)	$178	$89	$89	$356	$0	$0	$0	$0
Dawn Zier (2) (3)	$405	$203	$203	$810	$0	$0	$0	$0

(1)	Figures may not add due to rounding.
(2)

Mss. Krausz and Zier were not eligible for an Individual Performance Bonus payout due to the Nutrition business unit not meeting a minimum Adjusted EBITDA threshold that was required for either of these NEOs to earn an Individual Performance Bonus.

(3)	The 2019 target award for Ms. Zier is calculated based on her earnings from January 1, 2019 through December 4, 2019, the date of her termination.

Long-Term Incentive Awards

The Committee believes that our LTI compensation is a key component of our retention strategy and is integral to our ability to achieve our performance goals.  LTI awards are generally granted annually to eligible employees, including our NEOs.  LTI awards are typically made during the first quarter or shortly thereafter once the Committee has had the opportunity to review the previous year’s full year results, expected performance for the current year, and the Company’s long-range business plan (to the extent a sufficient number of shares is available under the Company’s equity incentive plan).  The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer’s initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer.

The table below summarizes the types of long-term incentives granted to the NEOs in recent years intended to incentivize performance and the objective for using each of the incentives in supporting the interests of the stockholders.

Incentive	Objective
RSUs	Encourage executive retention, align management and stockholder interests, and minimize stockholder dilution
MSUs	Reward creation of value for stockholders
PSUs	Promote share price appreciation and motivate executives to achieve the Company’s financial goals
Stock options	Encourage executive retention and promote share price appreciation

Annual Equity Awards

As described above, one of our key compensation objectives is to provide long-term incentive compensation to strengthen and align the interests of our NEOs with those of our stockholders.  To meet this objective, the Committee designed the LTI program for 2019 such that 75% of the value of each NEO’s LTI grant consisted of PSUs that are subject to risk of forfeiture if pre-defined, multi-year adjusted EBITDA objectives for fiscal 2019 and fiscal 2020 are not achieved.  The PSUs vest on December 31, 2021.  Two-thirds of the PSUs awarded to each NEO are subject to fiscal 2019 performance targets, and one-third of the PSUs awarded to each NEO are subject to fiscal 2020 performance targets.  With respect to the fiscal 2019 performance targets, similar to the short-term incentive program for 2019, the performance goals are based on the achievement of Adjusted EBITDA by such NEO’s legacy segment (i.e., the Healthcare segment for legacy Tivity Health employees and the Nutrition segment for legacy Nutrisystem employees).  This transitional approach was adopted based on the timing of the Nutrisystem acquisition and to allow the Company time to develop appropriate consolidated adjusted EBITDA goals in future years.  With respect to fiscal 2020 performance targets, the performance goals are based on the achievement of consolidated Adjusted EBITDA.  The performance targets for the PSU awards were designed to be attainable if the Company achieved its internal expectations for fiscal 2019 and 2020, including realized benefits and synergies from the acquisition of Nutrisystem.

The remaining 25% of the value of each NEO’s LTI grant consisted of RSUs that vest in three equal annual installments over three years.

Name	RSUs (1)	Grant Date Fair Value of RSUs	PSUs (2)	Grant Date Fair Value of PSUs
Donato Tramuto (3)	39,293	$800,006	117,878	$2,399,996
Adam Holland	9,209	$187,495	27,628	$562,507
Mary Flipse	6,753	$137,491	20,260	$412,494
Steve Janicak	9,209	$187,495	27,628	$562,507
Keira Krausz (3)	12,893	$262,502	38,679	$787,505
Dawn Zier (3)	58,325	$1,187,497	174,975	$3,562,491

(1)	RSUs vest in three equal annual installments over three years.
(2)	PSUs vest on December 31, 2021.
(3)	Some or all of these awards were forfeited upon the NEO’s departure from the Company. See “Potential Payments Upon Termination or Change in Control of the Company”.

In addition, Mss. Krausz and Zier each received a special retention award in March 2019, as follows:

•	Ms. Krausz received 38,620 RSUs with a grant date fair value of $750,000 that were subject to vesting in three equal annual installments; and
•

Ms. Zier received (i) 102,987 RSUs with a grant date fair value of $2 million and a vesting date of May 31, 2020 and (ii) 102,987 PSUs with a grant date fair value of $2 million (at target) and $4 million (at maximum), subject to achievement of certain cumulative adjusted EBITDA targets, and a vesting date of March 8, 2022.

Some or all of these special retention awards were forfeited upon the NEO’s departure from the Company.  See “Employment Agreements and Termination Events for Formerly Employed NEOs”.

Integration Performance Awards

As previously described, in order to motivate the achievement of the Company’s expected synergies following the acquisition and integration of Nutrisystem, in April 2019, the Committee awarded Integration Performance Awards to each of Messrs. Holland and Janicak and Mss. Flipse and Krausz consisting of 6,053 PSUs having a grant date fair value of approximately $125,000 and performance cash awards with a value of $50,000.  The potential payout for the Integration Performance Awards ranges from 50% (threshold achievement) to 100% of target and will be earned only upon the achievement of certain cumulative synergies realized over the period January 1, 2019 through December 31, 2020. Cumulative synergies between threshold and target will be determined using straight-line interpolation. The PSUs vest on December 31, 2021, and the performance cash awards vest on March 31, 2021.  The Integration Performance Awards granted to Ms. Krausz were forfeited upon her resignation in February 2020.

Stock Ownership and Retention Guidelines

Our stock ownership and retention guidelines require currently employed NEOs to maintain a minimum ownership in the Company’s stock calculated as a multiple of their base salary aligned with their job responsibility (for 2019, at least 3.75 times base salary for Mr. Tramuto, 2.2 times base salary for Ms. Zier, and 2.0 times base salary for Messrs. Holland and Janicak and Mss. Flipse and Krausz). NEOs must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all RSUs, PSUs, and MSUs granted until they achieve the required multiple of base salary.  NEOs who do not comply with the guidelines may not be eligible for future equity awards.  All NEOs are currently in compliance with the guidelines.

Retirement Plans

401(k) Plan

The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as NEOs involves providing a means to save for retirement.  As part of the Company’s Retirement Savings Plan for the NEOs excluding Mss. Krausz and Zier (the “Tivity Health 401(k) Plan”), which is based on a calendar year, in 2019 the Company matched 52 cents of each dollar of a participant’s voluntary salary contributions (up to a maximum of 6% of base salary) to the Tivity Health 401(k) Plan.  During 2019, Krausz and Zier participated in a separate Retirement Savings Plan (the “Nutrisystem 401(k) Plan”) in which the Company matched 100% of the first 3% of their voluntary salary contributions to the Nutrisystem 401(k) Plan and 50% of the next 2% of their voluntary salary contributions to the Nutrisystem 401(k) Plan.  All matching contributions are payable pursuant to the provisions of the respective 401(k) Plan.  The annual maximum participant voluntary salary contribution, which is established by the Internal Revenue Service, was $19,000 for 2019, plus a “catch-up” contribution limit for those over 50 years old of $6,000.  With respect to the 2019 plan year, all of the Company’s matching contributions were in cash.  In the Tivity Health 401(k) Plan, employees are credited with 20% vesting in Company contributions each year during their first five years of service such that after five years of service, employees are fully vested in all prior and future Company matching contributions to the 401(k) Plan.  In the Nutrisystem 401(k) Plan, employees are immediately vested in Company contributions.  All of the NEOs were eligible to participate in the Tivity Health 401(k) Plan or the Nutrisystem 401(k) Plan, as applicable, during 2019.

Amended and Restated Corporate and Subsidiary Capital Accumulation Plan (“CAP”)

In December 2017, the Board determined effective as of December 31, 2017 to (i) cease deferrals and Company matching and discretionary contributions under the CAP and freeze any additional growth additions under the CAP; (ii) fully vest the participants in their account balance(s) under the CAP; and (iii) terminate the CAP and distribute to participants the vested benefits accrued thereunder in accordance with the CAP and applicable regulations under the Internal Revenue Code.  All outstanding balances in the CAP were distributed to participants in 2019.

Severance and Change in Control Benefits

The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective executives and compete for executive talent within our industry.  In addition, the Committee also believes that a change in control arrangement provides an appropriate level of security to an executive that will likely reduce the reluctance of that executive to pursue a change in control transaction that could be in the best interests of our stockholders.  Although the Committee independently reviews the potential severance and change in control payments in light of their reasonableness as part of negotiating employment agreements with our executive officers, the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation because severance payments as a result of a change in control are contingent in nature and have primary purposes unrelated to ordinary compensation.  For a detailed discussion of potential severance and change in control benefits as well as an estimate of the amounts that would have been payable had they been triggered as of the end of 2019, see “Potential Payments Upon Termination or Change in Control of the Company”.

Perquisites and Other Benefits

NEOs are eligible for benefits generally available to and on the same terms as the Company’s employees who are categorized as exempt for purposes of the Fair Labor Standards Act.  Those benefits include health, disability, dental and life insurance. Additionally, in 2019, the Company paid commuting expenses on behalf of Mr. Tramuto and Ms. Flipse. These payments are discussed in the footnotes to the Summary Compensation Table.

Tax Deductibility of Compensation

Prior to the Tax Cuts and Jobs Act enacted in December 2017 (the “Tax Act”), Section 162(m) of the Internal Revenue Code limited the Company’s ability to deduct on its tax return compensation over $1 million to the NEOs, other than the CFO, serving at the end of the year unless, in general, the compensation was paid pursuant to a plan that was performance-related, non-discretionary, and approved by the Company’s stockholders (“performance-based compensation”).

The Tax Act substantially modified Section 162(m) and, among other things, eliminated the performance-based compensation exception to the $1 million deduction limit with respect to taxable years beginning after December 31, 2017.  Accordingly, effective beginning in fiscal 2018, compensation paid to our NEOs (including our CFO) will be subject to the limitations on deductibility under Section 162(m), and we will no longer be able to deduct performance-based compensation to such officers who receive annual compensation in excess of $1 million. However, the Tax Act provides that awards that were made and subject to binding written contracts in effect on November 2, 2017 are “grandfathered” under prior law and can still qualify as deductible “performance-based compensation,” even if paid in future years. The Committee will continue to monitor these awards and Internal Revenue Service guidance to determine whether they are deductible if and when paid.  In addition, the Committee will continue to review the Tax Act and evaluate its impact on the Company’s executive compensation program; however, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, the Company cannot assure that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Compensation Decisions for 2020

For 2020 and beyond, the Committee remains committed to designing and maintaining an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company’s stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.

2020 Peer Group

In early 2020, FW Cook conducted a review of our peer group.  FW Cook applied certain criteria in developing the 2020 Peer Group (as defined below) such as industry sectors, revenues, market capitalization, and our historical peers.  With regard to revenue and market capitalization, FW Cook evaluated comparable companies with revenues ranging from $450 million to $4.0 billion.  FW Cook also considered in its analysis companies included in the peer groups used by certain proxy advisory firms in their pay-for-performance assessments.  Our 2020 peer group consists of the following companies (the “2020 Peer Group”), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2020.  The median revenue for the latest four quarters and the median market capitalization as of December 31, 2019 for companies in our 2020 Peer Group were $1.3 billion and $1.6 billion, respectively.

1-800-FLOWERS.COM, Inc.	GNC Holdings, Inc.	Nu Skin Enterprises, Inc.

Allscripts Healthcare Solutions, Inc.	GrubHub, Inc.	Premier, Inc.

Amedisys, Inc.	HMS Holdings Corp.	Providence Service Corp.

Blue Apron Holdings, Inc.	LHC Group, Inc.	Teladoc, Inc.

The Chefs’ Warehouse, Inc.	Medifast, Inc.	USANA Health Sciences, Inc.

Evolent Health, Inc.	Navigant Consulting, Inc.	WW International, Inc.

Following is a summary of compensation decisions with respect to the NEOs for 2020:

Base Salaries

In establishing base salaries for 2020, the Committee considered each NEO’s performance and responsibilities, CEO recommendations, internal pay equity, pay relative to the market and the 2020 Peer Group (if applicable), and date of the last salary increase.  The Committee determined that the NEOs’ base salaries would be adjusted to the amounts set forth below effective February 24, 2020:

Annualized Base Salary ($000s)

Name	2020 Base Salary	2019 Base Salary (at end of year)	Percentage Increase	Date of Previous Increase

Adam Holland	$412	$400	3%	April 2019
Mary Flipse	$427	$415	3%	April 2019
Steve Janicak	$464	$450	3%	April 2019

In addition, as previously mentioned, Mr. Greczyn was appointed to serve as the Company’s Interim CEO effective February 18, 2020. During his service as Interim CEO, Mr. Greczyn will be entitled to receive $110,000 per month as compensation for his services and will not receive any compensation for serving on the Board.

Short-Term Incentive Awards

There were no changes to any of the NEOs’ individual short-term incentive targets from the levels established at the end of 2019. The Committee has not yet determined the design of the short-term incentive award program for 2020.

Short-Term Incentive Targets for 2020 (as a percentage of base salary)

Name	Short-term Incentive
Adam Holland	50%
Mary Flipse	50%
Steve Janicak	75%

Special Equity Retention Grants

Following the departure of Mr. Tramuto and Ms. Krausz, in order to ensure executive retention during a time of transition, the Committee approved special equity awards in March 2020 to the NEOs who were employed at that time consisting of RSUs in the amounts set forth in the following table.  Two-thirds of the RSUs vest 12 months after the grant date, and the remaining one-third vest 18 months after the grant date.

Name	# Retention RSUs Awarded
Adam Holland	30,769
Mary Flipse	31,923
Steve Janicak	53,846

Long-Term Incentive Awards

The Committee has not yet determined the design of the LTI award program for 2020.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and the Form 10-K.

Respectfully submitted,

Bradley S. Karro, Chair

Beth M. Jacob

Lee A. Shapiro

Daniel G. Tully

Compensation Committee Interlocks and Insider Participation

During 2019, the Compensation Committee was composed of Messrs. Karro, Greczyn and Shapiro and Ms. Jacob.  None of these persons has at any time been an officer or employee of the Company or any of the Company’s subsidiaries, except for Mr. Greczyn, who became Interim CEO of the Company in February 2020, at which time he ceased being a member of the Compensation Committee.  In addition, there are no relationships among the Company’s executive officers, members of the Committee or entities whose executives serve on the Board or the Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table

The following table provides information regarding compensation to our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
				(1)	(1)	(2)	(3)
Donato Tramuto	2019	$932,885	$—	$3,200,002	$—	$611,486	$32,361 (4)	$4,776,734
Former Chief Executive Officer	2018	$850,000	$—	$—	$—	$260,183	$36,439	$1,146,622
	2017	$850,000	$—	$—	$—	$1,148,949	$73,888	$2,072,837

Adam Holland	2019	$389,231	$—	$874,996	$—	$127,566	$10,364	$1,402,157
Chief Financial Officer	2018	$342,277	$—	$200,015	$200,003	$52,868	$10,015	$805,178
	2017	$171,250	$—	$249,988	$—	$114,646	$5,944	$541,828

Mary Flipse	2019	$406,984	$—	$674,979	$—	$133,385	$51,442 (5)	$1,266,790
Chief Legal and Administrative	2018	$374,265	$—	$—	$—	$57,386	$37,897	$469,548
Officer	2017	$354,288	$—	$—	$—	$239,447	$27,511	$621,246

Steve Janicak	2019	$429,281	$—	$874,996	$—	$196,566	$6,285	$1,507,128
Division President, Healthcare	2018	$356,677	$—	$99,996	$—	$54,722	$4,102	$515,497

Keira Krausz	2019	$389,110 (6)	$—	$1,925,001	$—	$—	$47,358 (7)	$2,361,469
Former Division President, Nutrition

Dawn Zier	2019	$652,055 (6)	$—	$8,750,003	$—	$—	$1,939,852 (8)	$11,341,910
Former President and Chief Operating Officer

(1)

Reflects the aggregate grant date fair value of stock awards granted during the respective period calculated in accordance with FASB ASC Topic 718, consistent with our estimate of the aggregate compensation cost to be recognized for performance-based stock awards assuming 100% of target shares are earned. For additional detail regarding the assumptions used in the calculation of these fair value amounts, see Note 8 to our audited financial statements for the fiscal year ended December 31, 2019, included in the Form 10-K filed with the Commission on February 27, 2020.

In 2019, stock awards for Mr. Tramuto include $2,399,996 aggregate compensation costs to be recognized for a PSU award assuming 100% would be earned at the end of the two-year performance period. Assuming the highest level of performance conditions would be achieved, the value of the PSU award at the grant date (i.e., the maximum potential shares multiplied by the fair values per share on the grant date) was $4,799,992. Following the termination of Mr. Tramuto’s employment without cause on February 18, 2020, one-third of the PSUs (approximately 39,292) remain eligible to vest upon the completion of the performance period, and the remainder were forfeited.

In 2019, stock awards for Mr. Holland include $687,501 aggregate compensation costs to be recognized for PSU awards assuming 100% would be earned at the end of the two-year performance period. Assuming the highest level of performance conditions would be achieved, the total combined value of the PSU awards at the grant date was $1,250,007.

In 2019, stock awards for Ms. Flipse include $537,488 aggregate compensation costs to be recognized for PSU awards assuming 100% would be earned at the end of the two-year performance period. Assuming the highest level of performance conditions would be achieved, the total combined value of the PSU awards at the grant date was $949,982.

In 2019, stock awards for Mr. Janicak include $687,501 aggregate compensation costs to be recognized for PSU awards assuming 100% would be earned at the end of the two-year performance period. Assuming the highest level of performance conditions would be achieved, the total combined value of the PSU awards at the grant date was $1,250,007.

In 2019, stock awards for Ms. Krausz include $912,499 aggregate compensation costs to be recognized for PSU awards assuming 100% would be earned at the end of the two-year performance period. Assuming the highest level of performance conditions would be achieved, the total combined value of the awards at the grant date was $1,700,003. In accordance with the applicable award agreement, all such PSUs were forfeited upon Ms. Krausz’s resignation from the Company effective February 18, 2020.

In 2019, stock awards for Ms. Zier include $5,562,499 aggregate compensation costs to be recognized for PSU awards assuming 100% would be earned at the end of the two-year performance period. Assuming the highest level of performance conditions were achieved, the total combined value of the PSU awards at the grant date was $11,124,997. Pursuant to the terms of her separation and release agreement, upon the termination of Ms. Zier’s employment on December 4, 2019 (i) with respect to PSUs granted on March 8, 2019, PSUs with respect to 24,967 shares vested in connection with her termination (and are no longer subject to a performance condition) and the remainder were forfeited, and (ii) with respect to PSUs granted on April 11, 2019, all such PSUs were forfeited.

(2)	Non-equity incentive plan compensation includes short-term cash incentive awards.

For 2019, each NEO was eligible to begin earning an Adjusted EBITDA Bonus when the Adjusted EBITDA of such NEO’s legacy segment exceeded the Adjusted EBITDA Threshold. Actual Adjusted EBITDA for each of the Healthcare and Nutrition segments (before accruing the Adjusted EBITDA Bonus described herein) did not exceed the Adjusted EBITDA Threshold for such segment; as such, the NEOs did not earn an Adjusted EBITDA Bonus for 2019. In addition to Adjusted EBITDA, revenue was also used as a performance metric for short-term cash incentive awards for 2019. Each NEO’s Revenue Bonus was based on the achievement of revenue by such NEO’s legacy segment. Actual Healthcare segment revenues of $633.1 million exceeded the established Revenue Threshold of $617.0 million, resulting in an achievement of approximately 161% of the Revenue Bonus target for Messrs. Tramuto, Holland, and Janicak and Ms. Flipse. Nutrition segment revenues of $498.1 million for the period March 8, 2019 through December 31, 2019 did not exceed the Revenue Threshold established for the Nutrition segment.  As such, Mss. Krausz and Zier did not earn a Revenue Bonus for 2019. Finally, each NEO was eligible, subject to achievement of a minimum Adjusted EBITDA level by such NEO’s legacy segment, to earn an Individual Performance Bonus. The NEOs’ individual performance objectives were set forth in a balanced scorecard specific to each NEO. Based on actual Adjusted EBITDA for the Healthcare and Nutrition segments for 2019, all of the NEOs except for Mss. Krausz and Zier were eligible for an Individual Performance Bonus. Based on the CEO’s evaluation of each other NEO and the Committee’s evaluation of the CEO, the Committee determined that each eligible NEO met or exceeded his or her individual objectives. Therefore, each NEO who was a legacy employee of Tivity Health earned an Individual Performance Bonus of 100% of the target applicable to such NEO. See the section titled “Short-term Cash Incentive Awards” in the “Compensation Discussion and Analysis” section for details of actual payouts compared to target.

The performance cash component of the Integration Performance Awards granted in 2019 has a two-year cumulative performance period that ends December 31, 2020. Accordingly, the amounts in the table above do not include such performance cash as it has not yet been earned.

(3)

The amounts in this column reflect Company contributions to the Tivity Health 401(k) Plan (or, in the case of Mss. Krausz and Zier, the Nutrisystem 401(k) Plan) and the CAP (see below), commuting expenses for Mr. Tramuto and Ms. Flipse, insurance premiums we paid with respect to life insurance for the benefit of each NEO, relocation benefits for Mr. Tramuto, legal fees paid on behalf of Mr. Tramuto, severance and related benefits earned by Ms. Zier, and dividend equivalents paid to Mss. Krausz and Zier.

With regard to the CAP, which was terminated effective December 31, 2017, it includes Company mandatory matching contributions earned by the NEO during the fiscal year on his or her deferrals to the CAP during that time.  For 2017, Mr. Tramuto earned a mandatory matching contribution of $18,096.  Mr. Holland and Ms. Flipse did not defer any amounts to the CAP during 2017 and therefore did not receive a Company mandatory matching contribution for 2017.

The table does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

(4)	Includes legal fees paid by the Company on behalf of Mr. Tramuto in the amount of $17,278.
(5)	Includes commuting expenses paid by the Company on behalf of Ms. Flipse in the amount of $38,955.
(6)

Salary in 2019 for Mss. Krausz and Zier reflects amounts earned from March 8, 2019 (the closing date of the Company’s acquisition of Nutrisystem) through the end of the year, or in the case of Ms. Zier, through her date of termination.

(7)

Includes dividend equivalents paid of $34,343 in connection with vesting of RSUs assumed by the Company upon the acquisition of Nutrisystem and Company matching contributions to the Nutrisystem 401(k) plan of $11,200 earned by Ms. Krausz.

(8)

Includes severance and related benefits of $1,770,575 and outplacement services of $50,000. Per her severance and release agreement, Ms. Zier is eligible for up to $50,000 of outplacement services. The compensation amount reflected in the table above assumes that such maximum amount will be incurred. Also includes dividend equivalents paid of $98,124 in connection with vesting of RSUs assumed by the Company upon the acquisition of Nutrisystem, and Company matching contributions to the Nutrisystem 401(k) plan of $11,200 earned by Ms. Zier.

Grants of Plan-Based Awards in 2019

The following table sets forth the plan-based awards granted to the Company’s NEOs during 2019.

Name	Grant Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	($)
									(3)	(4)
Donato Tramuto (5)	STC		$—	$932,885	$1,632,548

Donato Tramuto (6)	RSU	4/11/19							39,293	$800,005

Donato Tramuto (7)	PSU (8)	4/11/19				19,646	117,878	235,756		$2,399,997

Adam Holland (5)	STC		$—	$194,615	$340,577

Adam Holland	LTC	4/15/19	$25,000	$50,000	$50,000

Adam Holland	RSU	4/11/19							9,209	$187,495

Adam Holland	PSU (8)	4/11/19				4,605	27,628	55,256		$562,507

Adam Holland	IPA - PSU (9)	4/15/19				3,027	6,053	6,053		$124,994

Mary Flipse (5)	STC		$—	$203,492	$356,111

Mary Flipse	LTC	4/15/19	$25,000	$50,000	$50,000

Mary Flipse	RSU	4/11/19							6,753	$137,491

Mary Flipse	PSU (8)	4/11/19				3,377	20,260	40,520		$412,494

Mary Flipse	IPA - PSU (9)	4/15/19				3,027	6,053	6,053		$124,994

Steve Janicak (5)	STC		$—	$299,881	$524,792

Steve Janicak	LTC	4/15/19	$25,000	$50,000	$50,000

Steve Janicak	RSU	4/11/19							9,209	$187,495

Steve Janicak	PSU (8)	4/11/19				4,605	27,628	55,256		$562,507

Steve Janicak	IPA - PSU (9)	4/15/19				3,027	6,053	6,053		$124,994

Keira Krausz (5)	STC		$—	$356,250	$623,438

Keira Krausz	LTC	4/15/19	$25,000	$50,000	$50,000

Keira Krausz (10)	RSU	3/8/19							38,620	$750,000

Keira Krausz (10)	RSU	4/11/19							12,893	$262,502

Keira Krausz (10)	PSU (11)	4/11/19				6,447	38,679	77,358		$787,505

Keira Krausz (10)	IPA - PSU (9)	4/15/19				3,027	6,053	6,053		$124,994

Dawn Zier (5)	STC		$—	$875,000	$1,531,250

Dawn Zier (12)	RSU	3/8/19							102,987	$2,000,007

Dawn Zier	PSU (13)	3/8/19				51,494	102,987	205,974		$2,000,008

Name	Grant Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	($)
									(3)	(4)
Dawn Zier (14)	RSU	4/11/19							58,325	$1,187,497

Dawn Zier (15)	PSU (11)	4/11/19				29,163	174,975	349,950		$3,562,491

(1)	STC: Represents cash awards under the short-term cash incentive program discussed in footnote (4) below.

RSU: Represents RSUs granted under the Second Amended and Restated 2014 Plan, or with respect to Mss. Krausz and Zier, the Nutrisystem Stock Incentive Plan.

PSU: Represents PSUs granted under the Second Amended and Restated 2014 Plan and the Nutrisystem Stock Incentive Plan.

IPA – PSU: Represents Integration Performance Awards granted in the form of PSUs under the Second Amended and Restated 2014 Plan, discussed in footnote (12) below.

LTC: Represents Integration Performance Awards granted in the form of performance cash, discussed in footnote (2) below.

(2)

Non-equity incentive plan awards include short-term cash incentive awards and the performance cash portion of the Integration Performance Awards.  These columns set forth the target and maximum payouts for performance under these awards.

Under the short-term cash incentive program, potential bonus payouts range from 0% to 175% of the target.  No threshold amounts are reflected in the table above because the NEOs are not entitled to receive any portion of the short-term cash incentive awards if the target performance level is not achieved. See the section titled “Short-term Cash Incentive Awards” in the “Compensation Discussion and Analysis” section for details of actual payouts compared to the target.

As described in the section titled “Long-term Incentive Awards – Integration Performance Awards” in the “Compensation Discussion and Analysis” section, the integration performance cash payouts range from 50% to 100% of the target and will be earned only upon the achievement of certain cumulative synergies realized over the period January 1, 2019 through December 31, 2020. The performance measure is subject to a minimum cumulative synergies threshold over the same performance period. Threshold achievement is 50% of target. Cumulative synergies between threshold and target will be determined using straight-line interpolation. The Integration Performance Awards granted to Ms. Krausz were forfeited upon her resignation in February 2020.

(3)

RSUs granted to Ms. Krausz and Ms. Zier on April 11, 2019 were granted under the Nutrisystem Stock Incentive Plan. All other RSUs presented were granted under the Second Amended and Restated 2014 Plan. Except for Ms. Zier’s RSU grant on March 8, 2019, discussed in footnote (12) below, all RSUs presented vest in three equal annual installments on each of the first three anniversaries of the grant date.

(4)

These amounts represent the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.  These amounts are reflected in the Summary Compensation Table in the “Stock Awards” and “Option Awards” columns.

(5)

Under the 2019 short-term cash incentive program, Mr. Tramuto was eligible to receive an award up to 100% of his base earnings, each of Mr. Holland and Ms. Flipse was eligible to receive an award up to 50% of his or her base earnings, Mr. Janicak was eligible to receive an award up to 75% of his base earnings, Ms. Krausz was eligible to receive an award of up to 75% of her base earnings, and Ms. Zier was eligible to receive an award of up to 100% of her base earnings. Mr. Janicak’s target award in the table above reflects a weighted average rate of approximately 70% due to the increase of his target from 50% of base salary to 75% of base salary effective April 2019. See the section titled

“Short-term Cash Incentive Awards” in the “Compensation Discussion and Analysis” section for a detailed discussion of targets and actual payouts.
(6)

Two-thirds of the RSU award granted to Mr. Tramuto in 2019 were forfeited on February 18, 2020, the last day of Mr. Tramuto’s employment with the Company, per the terms of the applicable award agreement.

(7)

75,312 shares of the PSU award granted to Mr. Tramuto in 2019 were forfeited on February 18, 2020, the last day of Mr. Tramuto’s employment with the Company, per the terms of the applicable award agreement.

(8)

Represents PSUs granted under the Second Amended and Restated 2014 Plan. These awards have a two-year performance period (January 1, 2019 – December 31, 2020) and vest on December 31, 2021. The performance measures are: (i) Adjusted EBITDA (as defined in the applicable award agreement) for the Healthcare segment on a standalone basis during fiscal 2019 and (ii) Adjusted EBITDA on a consolidated basis during fiscal 2020. A two-thirds weight is applied to the 2019 measure, and a one-third weight is applied to the 2020 measure. Each of the performance measures is subject to a minimum Adjusted EBITDA threshold. Threshold achievement for each year is 50%; therefore, the shares shown in the Threshold column above represent approximately 17% of the target shares (i.e., 50% of the smallest weight applicable to one of the measures). If the highest level of performance conditions were achieved in both fiscal years, NEOs are able to earn up to 200% of target; therefore, the shares shown in the Maximum column above represent 200% of the target shares.

The Healthcare segment achieved approximately 90% of the Adjusted EBITDA target for 2019.

(9)

Represents integration PSUs granted under the Second Amended and Restated 2014 Plan. These awards have a two-year performance period (January 1, 2019 – December 31, 2020) and vest on December 31, 2021. The performance measure is Cumulative Synergies (as defined in the applicable award agreement). The performance measure is subject to a minimum Cumulative Synergies threshold over the same performance period. Threshold achievement is 50% of target; therefore, these shares shown in the Threshold column above represent 50% of the target shares. Cumulative Synergies between threshold and target will be determined using straight-line interpolation. Recipients are not able to earn more than 100% of target; therefore, these shares shown in the Maximum column above represent 100% of the target shares.

(10)	Equity awards granted to Ms. Krausz shown in the table above were forfeited on February 18, 2020, the last day of her employment with the Company, per the terms of the applicable award agreements.
(11)

Represents PSUs granted under the Nutrisystem Stock Incentive Plan. These awards have a two-year performance period (January 1, 2019 – December 31, 2020) and vest on December 31, 2021. The performance measures are: (i) Adjusted EBITDA (as defined in the applicable award agreement) for the Nutrition segment on a standalone basis during calendar year 2019 and (ii) Adjusted EBITDA on a consolidated basis during calendar year 2020. A two-thirds weight is applied to the 2019 measure and a one-third weight is applied to the 2020 measure. Each of the performance measures is subject to a minimum Adjusted EBITDA threshold. Threshold achievement for each year is 50%; therefore, the shares shown in the Threshold column above represent approximately 17% of the target shares (i.e., 50% of the smallest weight applicable to one of the measures). If the highest level of performance conditions were achieved in both calendar years, NEOs are able to earn up to 200% of target; therefore, the shares shown in the Maximum column above represent 200% of the target shares.

The Nutrition segment did not achieve the Adjusted EBITDA threshold for 2019.

(12)

Ms. Zier’s RSU grant on March 8, 2019 would have vested on May 31, 2020 if she had remained employed with the Company. However, the entire award vested in December 2019 upon Ms. Zier’s departure, per the terms of her separation and release agreement.

(13)

Represents PSUs granted to Ms. Zier under the Second Amended and Restated 2014 Plan. This award has a one-year performance period (January 1, 2020 – December 31, 2021) and was scheduled to vest on December 31, 2021. The performance measure is the Company’s Cumulative Adjusted EBITDA (as defined in the applicable award agreement) during the performance period and is subject to a minimum threshold over the same period. Threshold achievement is 50% of target; therefore, these shares shown in the Threshold column above represent 50% of the target shares. If the highest level of performance conditions would be achieved, the recipient would have been able to earn up to 200% of target; therefore, these shares shown in the Maximum column above represent 200% of the target shares.

PSUs with respect to 24,967 shares underlying this award vested and PSUs with respect to 78,020 shares were forfeited in December 2019 upon Ms. Zier’s termination, per the terms of her separation and release agreement. The vested PSUs are no longer subject to a performance measure, and a distribution in respect of the vested PSUs will be made promptly following December 31, 2021.

(14)

Two-thirds of the RSU award granted to Ms. Zier on April 11, 2019 was forfeited on December 4, 2019, the last day of Ms. Zier’s employment with the Company, per the terms of her separation and release agreement.

(15)	The PSU award granted to Ms. Zier on April 11, 2019 was forfeited on December 4, 2019, the last day of Ms. Zier’s employment with the Company, per the terms of her separation and release agreement.

Compensation Programs for Fiscal 2019

As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our 2019 executive compensation program were base salary, short-term cash incentive compensation, LTI awards, and awards under retirement plans.  For a detailed discussion of each of these components, see the “Compensation Discussion and Analysis” section.

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information with respect to outstanding stock options, RSUs and PSUs, held by the NEOs as of December 31, 2019.

	OPTION AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Donato Tramuto	5/30/13	15,000	—	$13.94	5/30/23
	6/26/14	5,497	—	$16.71	6/26/24

Adam Holland	6/15/18	3,636	7,274 (1)	$34.42	6/15/28

Mary Flipse	7/19/12	10,000	—	$9.29	7/19/22
	2/28/13	13,568	—	$12.85	2/28/23

Steve Janicak	—	—	—	—	—

Keira Krausz	—	—	—	—	—

Dawn Zier	—	—	—	—	—

(1)	Options vest in three equal annual installments on each of the first three anniversaries of the grant date.

Stock options granted as part of the Company’s LTI program have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and typically vest ratably per year on each of the first three anniversaries of the grant date.

	STOCK AWARDS
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			(2)		(2)
Donato Tramuto	4/11/19			117,878 (4)	$2,398,817
	4/11/19	39,293 (3)	$799,613

Adam Holland	6/15/17	2,199 (3)	$44,750
	6/15/18	3,874 (3)	$78,835
	4/11/19			27,628 (4)	$562,230
	4/11/19	9,209 (3)	$187,403
	4/15/19			6,053 (5)	$123,179

Mary Flipse	4/11/19			20,260 (4)	$412,291
	4/11/19	6,753 (3)	$137,424
	4/15/19			6,053 (5)	$123,179

Steve Janicak	4/11/19			27,628 (4)	$562,230
	4/11/19	9,209 (3)	$187,403
	4/15/19			6,053 (5)	$123,179

Keira Krausz (6)	1/2/18	20,894 (7)	$425,193
	2/27/18	40,804 (8)	$831,094
	3/8/19	38,620 (3)	$785,917
	4/11/19			38,679 (9)	$787,118
	4/11/19	12,893 (3)	$262,373
	4/15/19			6,053 (5)	$123,179

Dawn Zier	—	—	—	—	—

(2)

Market value was calculated by multiplying the number of shares underlying the award in the previous column that have not vested as of December 31, 2019 times the closing price of the Common Stock on December 31, 2019 of $20.35 per share.

(3)	RSU award vests in three equal annual installments on each of the first three anniversaries of the grant date.

(4)

Award represents PSUs granted under the Second Amended and Restated 2014 Plan. PSUs are scheduled to vest on December 31, 2021 only upon achievement of metrics based on Adjusted EBITDA for each of the years ended December 31, 2019 and 2020. Amount shown assumes performance at target. Approximately 90% of the 2019 performance target (weighted two-thirds) was achieved based on actual 2019 performance.

(5)

Award represents an Integration Performance Award granted in the form of PSUs under the Second Amended and Restated 2014 Plan. Award vests on December 31, 2021 only upon achievement of metrics based on Cumulative Synergies (as defined in the applicable award agreement). Amount shown assumes performance at target.

(6)

All of Ms. Krausz’s outstanding awards at December 31, 2019 were forfeited upon her departure in February 2020, except for RSUs granted on February 27, 2018, with respect to which 13,600 shares were forfeited on the date of her termination of employment.

(7)

Represents restricted stock awards assumed in the acquisition of Nutrisystem on March 8, 2019. 6,800 shares vested in full on January 2, 2020, 7,293 shares vested in full on January 3, 2020 and 6,801 shares would have vested in full on January 2, 2021; however, such 6,801 shares were forfeited upon Ms. Krausz’s departure in February 2020.

(8)	Represents restricted stock units assumed in connection with the acquisition of Nutrisystem on March 8, 2019 with a vesting date of December 31, 2020.
(9)

Award represents PSUs granted under the Nutrisystem Stock Incentive Plan. Award vests on December 31, 2021 only upon achievement of metrics based on Adjusted EBITDA for each of the years ended December 31, 2019 and 2020. Amount shown assumes performance at target. Actual 2019 performance (weighted two-thirds) did not meet the 2019 performance threshold. Therefore, two-third of this award was not earned, and the rest was forfeited upon Ms. Krausz’s departure in February 2020.

Option Exercises and Stock Vested in 2019

The following table provides information regarding the vesting of RSUs and PSUs during 2019, and the exercise of stock options by our NEOs during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Donato Tramuto	—	$—	1,551	$29,314

Adam Holland	—	$—	4,136	75,523

Mary Flipse	—	$—	5,239	87,491

Steve Janicak	—	$—	10,800	197,633

Keira Krausz	—	$—	85,136	1,732,518

Dawn Zier	—	$—	605,345	10,350,454

(1)	The value realized upon vesting is calculated based on the closing price of our Common Stock on the applicable vesting date.

Nonqualified Deferred Compensation in 2019

The CAP, which was terminated effective December 31, 2017, is a nonqualified deferred compensation plan in which certain domestic employees and all of the NEOs were eligible to participate and were eligible to defer up to 10% of their eligible base earnings during 2017.  For a further discussion of the CAP, please see page 38.

The following table shows the activity in the CAP for each NEO for 2019 as well as the ending balance as of December 31, 2019.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year- End ($)

Donato Tramuto	$—	$—	$—	$263,291	$—

Adam Holland	$—	$—	$—	$—	$—

Mary Flipse	$—	$—	$—	$148,729	$—

Steve Janicak	$—	$—	$—	$10,023	$—

Keira Krausz	$—	$—	$—	$—	$—

Dawn Zier	$—	$—	$—	$—	$—

Employment Agreements for Currently Employed NEOs

Mr. Holland and Ms. Flipse are currently employed pursuant to written employment agreements with the Company effective on the following dates:

•	Mr. Holland – May 22, 2017
•	Ms. Flipse – July 29, 2012

Collectively, the employment agreements with Mr. Holland and Ms. Flipse are referred to as the “NEO Employment Agreements”.  The employment of Mr. Janicak is subject to an offer of employment letter executed on August 25, 2016 (the “Janicak Offer Letter”) and a Change of Control Agreement, dated September 13, 2016 (the “Janicak Change of Control Agreement”).

Mr. Holland’s employment agreement provides for an initial term of one year (which expired on June 14, 2018) and thereafter renews for continuous periods of one year each.  The employment agreement for Ms. Flipse has a continuous term of two years.  The Janicak Offer Letter does not contain a stated term, constituting at-will employment.

Each NEO Employment Agreement and the Janicak Offer Letter provides for an annual base salary as well as participation in all applicable benefit plans maintained by the Company. Base salary payable under each NEO Employment Agreement is subject to annual review and may be increased by the Board, or a committee thereof, as it may deem advisable.  The NEO Employment Agreements and Janicak Offer Letter generally provide for the participation of each NEO in short-term and long-term incentive awards, if any, as determined by the Board, or a committee thereof comprised solely of independent directors.  The NEO Employment Agreements and Janicak Offer Letter also provide for certain potential severance and change in control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” below.

Employment Agreements and Termination Events for Formerly Employed NEOs

Mr. Tramuto and Mss. Krausz and Zier were employed pursuant to written employment agreements with the Company effective on the following dates, which agreements are described in more detail below:

•	Mr. Tramuto – August 3, 2015 (as amended and restated on March 18, 2019)
•	Ms. Krausz – March 8, 2019
•	Ms. Zier – March 8, 2019

The employment with the Company of each of Mr. Tramuto, Ms. Krausz, and Ms. Zier was terminated effective February 18, 2020, February 18, 2020, and December 4, 2019, respectively.  For certain potential severance and change in control benefits provided to Mr. Tramuto under the Amended and Restated CEO Agreement, see “Potential Payments Upon Termination or Change in Control of the Company” below.

Amended and Restated CEO Agreement with Mr. Tramuto

On March 18, 2019, the Company entered into an amended and restated employment agreement with Mr. Tramuto (the “Amended and Restated CEO Agreement”). The Amended and Restated CEO Agreement amended and restated Mr. Tramuto’s prior employment agreement with the Company, dated August 3, 2015. Pursuant to the Amended and Restated CEO Agreement, Mr. Tramuto was entitled to receive the following:

•	Annual base salary of $950,000;

•	Annual cash bonus targeted to equal 100% of base salary;

•	Long-term incentive compensation in respect of fiscal year 2019 consisting of the following:

•	An award of RSUs with a fair value on the date of grant (the “Grant Date”) of $800,000, which were subject to vesting in three equal annual installments over three years from the Grant Date; and

•

An award of PSUs with a target fair value on the Grant Date of $2,400,000, with the number of PSUs that would be eligible to vest and the applicable performance metrics to be determined in accordance with the PSU award agreement in the form approved by the Committee;

•	Eligibility to participate in benefit plans that are maintained by the Company for senior executive officers generally; and

•	Fringe benefits and perquisites at the same level as those benefits provided by the Company to senior executive officers generally.

The term of the Amended and Restated CEO Agreement was set to expire on December 31, 2020 and automatically renew for successive one-year periods thereafter, unless either party gave written notice to the other party of its intention not to renew the Amended and Restated CEO Agreement at least 90 days prior to the end of the then current term.

The Company terminated Mr. Tramuto’s employment without cause effective February 18, 2020.  Pursuant to the terms of the Amended and Restated CEO Agreement, in addition to any accrued but unpaid benefits or obligations as of the date of termination, in connection with his termination, Mr. Tramuto was entitled to:

•	continued payment of base salary then in effect for 24 months;

•	a pro rata portion of any annual bonus for fiscal 2020, based on actual performance determined after the end of the fiscal year; and
•	a lump sum payment equal to the Company’s estimated obligation for its share of premiums for group health continuation coverage for 24 months.

All outstanding stock options, restricted stock, restricted stock units, performance stock units and any other equity incentives were treated in accordance with the terms of the award agreements to which the Company and Mr. Tramuto were parties on the date of termination.

For 12 months following the termination of Mr. Tramuto’s employment, he is subject to confidentiality, non-competition and non-solicitation restrictions.

Employment Agreement with Ms. Krausz

On March 8, 2019, in connection with our acquisition of Nutrisystem, we entered into an employment agreement with Ms. Krausz (the “Krausz Employment Agreement”), previously the Executive Vice President and Chief Marketing Officer of Nutrisystem.

The Krausz Employment Agreement set forth the terms and conditions for Ms. Krausz’s employment with the Company, including the following:

•	An annual base salary of $475,000;

•	Annual bonus with a target value equal to 75% of annual base salary;

•	Participation in our long-term equity incentive program, whereby each year (including 2019), Ms. Krausz would be granted an award with a target grant date fair value of $1,050,000; and

•	A special retention award consisting of an award of RSUs with a grant date fair value of $750,000 that was subject to vesting in three equal annual installments over three years.

The term of the Krausz Employment Agreement was set to expire on March 8, 2020 and automatically renew for successive one-year periods thereafter, unless either party gave written notice to the other party of its intention not to renew the Krausz Employment Agreement at least 30 days prior to the end of the then current term.  Ms. Krausz voluntarily terminated her employment effective February 18, 2020, which was treated as a termination by Ms. Krausz without “good reason” under the Krausz Employment Agreement.  Pursuant to the terms of the Krausz Employment Agreement, in connection with her termination, Ms. Krausz was entitled to any accrued amounts as of the date of termination.  All outstanding stock options, restricted stock, restricted stock units, performance stock units and any other equity incentives, including the special retention award, were treated in accordance with the terms of the award agreements to which the Company and Ms. Krausz were parties on the date of termination.  For further detail of the amounts that Ms. Krausz received or was entitled to receive upon her departure in February 2020, including with respect to her LTI awards, see page 66.

The Krausz Employment Agreement also included other terms, including with respect to termination without cause, termination for cause, and as a result of death or disability. Following the termination of Ms. Krausz’s employment, she is subject to non-competition and non-solicitation restrictions for 12 months and 24 months, respectively.

Employment Agreement with Ms. Zier

On March 8, 2019, in connection with our acquisition of Nutrisystem, we entered into an employment agreement with Ms. Zier (the “Zier Employment Agreement”), previously the President and Chief Executive Officer of Nutrisystem.

The Zier Employment Agreement set forth the terms and conditions for Ms. Zier’s employment with the Company, including the following:

•	An annual base salary of $875,000;

•	Annual bonus with a target value equal to 100% of annual base salary;

•	Participation in our long-term equity incentive program, whereby each year (including 2019), Ms. Zier would be granted an award with a target grant date fair value of $4,750,000; and

•

A special retention award consisting of (i) an award of RSUs with a grant date fair value of $2,000,000 providing for “cliff” vesting on May 31, 2020 and (ii) an award of PSUs providing for vesting on March 8, 2022 subject to achievement of certain cumulative adjusted EBITDA targets in respect of fiscal years 2020 and 2021, with a grant date fair value of $2,000,000 (at target) and $4,000,000 (at maximum).

The Zier Employment Agreement also specified the treatment of Ms. Zier’s existing LTI awards issued pursuant to the Nutrisystem Stock Incentive Plan:

•

Awards of restricted Nutrisystem shares held by Ms. Zier were assumed by the Company and converted into awards of time-vesting restricted Tivity Health shares (“RSAs”), and all such RSAs were to vest (and in fact vested) in full on October 15, 2019;

•

Awards of Nutrisystem performance-based restricted stock units held by Ms. Zier were assumed by the Company and converted into awards of RSUs of Tivity Health, and these RSUs were scheduled to vest as follows:

o	RSUs issued in respect of the special 2016 PSUs were to vest (and in fact vested) in full on October 15, 2019;

o

RSUs issued in respect of the annual 2017 PSUs were to vest on a prorated daily basis (determined from the date of grant) beginning on and following October 15, 2019 through December 31, 2019 (most of these awards vested prior to Ms. Zier’s termination in December 2019); and

o

RSUs issued in respect of annual 2018 PSUs vested on a prorated daily basis (determined from the date of grant) beginning on and following October 15, 2019 through December 31, 2020 (118,340, or approximately 64%, vested prior to Ms. Zier’s termination in December 2019, and 66,251 of these RSUs, or approximately 36%, were forfeited upon Ms. Zier’s termination).

The term of the Zier Employment Agreement was set to expire on March 8, 2020 and automatically renew for successive one-year periods thereafter, unless either party gave written notice to the other party of its intention not to renew the Zier Employment Agreement at least 30 days prior to the end of the then current term.  Effective December 4, 2019, the employment relationship between the Company and Ms. Zier was mutually terminated. In connection therewith, the Company entered into a separation and release agreement with Ms. Zier, which provided that Ms. Zier would receive those separation payments and benefits that she would be entitled to receive under the Zier Employment Agreement. Those payments and benefits are as follows:

•	any accrued amounts as of the date of termination;
•	continued payment of base salary then in effect for two years;
•	a pro rata portion of any annual bonus for fiscal 2019, based on actual performance determined after the end of the fiscal year;
•

credit against total monthly COBRA premium (if administratively possible) or reimbursement to Ms. Zier of the portion of the monthly COBRA premium that exceeds the active employee cost of group health coverage for 18 months; and

•	direct payment to a service provider of Ms. Zier’s choice of the reasonable costs of up to 12 months of executive outplacement benefits, up to a maximum of $50,000.

All outstanding stock options, restricted stock, restricted stock units, performance stock units and any other equity incentives, including the special retention award, were treated in accordance with the terms of the award agreements to which the Company and Ms. Zier were parties on the date of termination.  For further detail of the amounts that Ms. Zier received or was entitled to receive upon her termination in December 2019, including with respect to her LTI awards, see page 67.

The Zier Employment Agreement also included other customary terms, including with respect to termination for cause and as a result of death or disability. For 24 months following the termination of Ms. Zier’s employment, she is subject to non-competition and non-solicitation restrictions.

Potential Payments Upon Termination or Change in Control of the Company

Potential payments for each of the NEOs other than Mss. Zier and Krausz upon termination or a change in control of the Company are discussed below.  The actual payments upon termination of Mss. Zier and Krausz are discussed at the end of this section.

Each of the NEO Employment Agreements, the Amended and Restated CEO Agreement and the Janicak Change of Control Agreement contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period up to 24 months thereafter (in the case of Ms. Flipse) or 12 months thereafter (in the case of Messrs. Holland, Janicak and Tramuto).  The NEO Employment Agreements and the Amended and Restated CEO Agreement provide that employment may be terminated at any time by the mutual written agreement of the Company and the NEO.  The employment of the NEOs also could have been terminated as of December 31, 2019 under the following circumstances:

1)	Involuntary without Cause – the Company may terminate each NEO’s employment without cause at any time by delivery of a written notice of termination to the executive.
2)	Voluntary for Good Reason – the NEO may resign by delivery of a written notice of resignation to the Company within 60 days of the occurrence of any of the following events:
a.

a material reduction in the NEO’s base salary unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title, in the case of Messrs. Holland and Janicak and Ms. Flipse, or who are senior officers of the Company, in the case of Mr. Tramuto;

b.

in the case of Messrs. Tramuto and Holland and Ms. Flipse, a requirement by the Company to relocate the NEO to a location that is more than 25 miles from the location of the NEO’s current office, and, in the case of Mr. Janicak, a requirement by the Company to relocate the NEO’s residence, unless such relocation is mutually agreed upon by NEO and Company;

c.

in connection with a change in control (as defined below), the failure by the successor or the Company’s Board to honor the NEO’s employment agreement or offer such NEO an employment agreement containing substantially similar or otherwise satisfactory terms, in the case of Messrs. Tramuto and Holland and Ms. Flipse; or

d.

in the case of Mr. Tramuto and Ms. Flipse, a material reduction in the NEO’s title, or a material and adverse change in NEO’s status and responsibilities, or the assignment to the NEO of duties or responsibilities which are materially inconsistent with the NEO’s status and responsibilities.

Upon receipt of an NEO’s written notice that one or more of the above-identified events has occurred, the Company shall have a 60-day period to cure the good reason event. If such event is cured, the NEO shall no longer have the right to resign for Good Reason.

3)

Involuntary for Cause – the Company may, at any time, terminate the employment of an NEO by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:

a.	continued failure of the NEO to substantially perform his or her duties after written notice and failure to cure within 60 days;
b.

conviction of a felony or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage the NEO’s ability to effectively perform his or her duties;

c.	theft or dishonesty by the NEO;
d.	intoxication while on duty; or
e.	willful violation of Company policies and procedures after written notice and failure to cure within 30 days.
4)

Voluntary without Good Reason – each NEO may terminate his or her employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of such executive’s resignation, except that such advance notice provision does not apply with respect to Mr. Janicak.

5)

Change in Control – “Change in control” is defined in each of the NEO Employment Agreements, the Amended and Restated CEO Agreement, and the Janicak Change of Control Agreement as any of the following events:

(i)

when any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% (or 50%, in the case of the Amended and Restated CEO Agreement) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business),

(ii)

as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction, or

(iii)

in the case of Ms. Flipse’s employment agreement, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

6)

Involuntary Without Cause or Voluntary for Good Reason Within 12 Months Following a Change in Control – each NEO Employment Agreement, the Amended and Restated CEO Agreement, and the Janicak Change of Control Agreement entitles the NEO to severance benefits in connection with a termination of his or her employment within 12 months following a change in control for good reason or in the event the Company terminates such NEO’s employment within 12 months following a change in control without cause.
7)	Disability – the NEO Employment Agreements and the Amended and Restated CEO Agreement may be terminated by either the NEO or the Company upon written notice to the other party when:
a.	the NEO suffers a physical or mental disability entitling the NEO to long-term disability benefits under the Company’s long-term disability plan, if any, or
b.

in the absence of a Company long-term disability plan, the NEO is unable, as determined by the Board, or any designated Committee of the Board (or the Company, in the case of Mr. Holland’s agreement) to perform the essential functions of the NEO’s regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

8)	Death – each NEO’s employment terminates upon his or her death.
9)

Retirement – under the Second Amended and Restated 2014 Plan, “normal retirement” occurs upon the retirement from active employment of the NEO on or after the date upon which the NEO reaches the age of 65.

Under the Second Amended and Restated 2014 Plan, “early retirement” occurs where (i) the sum of the NEO’s age plus years of employment at the Company as of the proposed retirement date is equal to or greater than 70, (ii) the NEO has given written notice to the Company at least one year prior to the proposed early retirement date of his or her intent to retire and (iii) the CEO has approved in writing such early retirement request prior to the proposed early retirement date, provided that in the event the CEO does not approve the request for early retirement or the CEO is the NEO giving notice of his intent to retire, then in both cases, the Compensation Committee shall make the determination of whether to approve or disapprove such request.

Under the Amended and Restated CEO Agreement, “Qualified Retirement” means the retirement by Mr. Tramuto from his employment at any time from and after December 31, 2020, provided that Mr. Tramuto agrees to provide transition support to the Company’s new chief executive officer for a period of up to six months following such retirement.  If Mr. Tramuto had retired pursuant to a Qualified Retirement, the RSUs and PSUs granted to Mr. Tramuto in 2019 would have vested in full on the date of termination, subject in the case of the PSUs to the determination by the Compensation Committee of the attainment of applicable performance metrics subject to such award if not previously determined.

None of the NEOs were eligible for normal or early retirement at December 31, 2019 based on the terms of the Second Amended and Restated 2014 Plan or the award agreements.  In addition, Mr. Tramuto was not eligible for Qualified Retirement at December 31, 2019.  Consequently, no information is provided with respect to any of the NEOs for amounts payable in connection with a normal, early, or qualified retirement.

Following is the treatment of outstanding equity awards upon certain events:

•

Death or Disability - Generally, all outstanding equity awards granted to NEOs fully vest in the event of death or disability; provided, however, that (i) in the case of unvested PSUs awarded in connection with the Integration Performance Awards, such unvested awards will be forfeited, and (ii) for all other PSUs not related to the Integration Performance Awards, a pro rata portion of the PSUs at target will vest based on the number of months that the NEO was employed during the performance period, unless the death or disability of the NEO occurs after the end of the performance period, in which case the actual number of PSUs earned will vest.

•

Change in Control - All outstanding, unvested equity awards granted to NEOs will not vest upon the occurrence of a change in control unless the acquirer does not assume the outstanding equity awards (or, in the case of stock options granted under the Second Amended and Restated 2014 Plan, substitute an award equivalent). In the event the acquirer does not assume the awards:

o	RSUs granted under the Second Amended and Restated 2014 Plan will vest in full;

o	PSUs will vest as follows:

•	if the change in control occurs after the end of the performance period, the actual number of PSUs earned will vest; and

•

if the change in control occurs prior to the end of the performance period, the number of PSUs that will vest will be equal to the greater of (x) the target number of PSUs or (y) the actual number of PSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date (i.e., the date of the change in control) were in fact achieved on the end date of the performance period, as adjusted and determined by the Committee in its sole discretion; and

o

at the discretion of the Committee, stock options granted under the Second Amended and Restated 2014 Plan may be accelerated, purchased for cash, or otherwise adjusted as the Committee deems appropriate.

In the event the acquirer assumes the equity awards, these equity awards will only be entitled to accelerated vesting if:

o	the NEO is involuntarily terminated, other than for cause, within 12 months following the occurrence of the change in control;

o	the NEO terminates for good reason within 12 months following the change in control; or

o

in the case of RSUs and stock options granted under the Second Amended and Restated 2014 Plan, the NEO’s employment has previously terminated by reason of retirement as of the date of the change in control.

Following the occurrence of any of these triggering events, (i) RSUs and stock options will become fully vested (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or equity award agreement, if applicable), and (ii) the number of PSUs that will vest (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or PSU award agreement, if applicable) will be equal to the greater of (x) the target number of PSUs or (y) the actual number of PSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date (i.e., the date of the change in control) were in fact achieved on the end date of the performance period, as adjusted and determined by the Committee in its sole discretion.

•

Normal or Early Retirement - Following a termination in connection with normal or early retirement, unvested equity awards generally will not be forfeited but will continue vesting in accordance with the applicable award agreements; provided, however, that (i) upon a change in control, some equity awards will become fully vested if the executive has retired as of the date of a change in control event (as discussed above), and (ii) in the case of unvested PSUs awarded in connection with the Integration Performance Awards, such unvested awards will be forfeited.

•

Without Cause or for Good Reason - In the event the NEO’s employment is terminated without cause or if the NEO resigns for good reason (as defined in his/her employment agreement), for all unvested RSU and stock option awards granted prior to April 2019, a pro rata portion of the RSUs or stock options will vest (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or award agreement, if applicable) based on the number of months that the NEO was employed during the vesting period (less any RSUs or stock options from the same award that have previously vested).  For unvested RSUs granted in April 2019 and thereafter, a portion will vest on the date of termination equal to the number of shares that were scheduled to vest on the next soonest vesting date.  Except for Integration Performance Awards, unvested PSU awards will vest on a pro rata basis (subject to the NEO’s execution of any release of claims as set forth in such NEO’s employment agreement or, in the absence of an employment agreement, in a form acceptable to the Company) based on the number of whole months that the NEO was employed during the performance period multiplied by the actual number of PSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period, as adjusted and determined by the Committee in its sole discretion.  With respect to the Integration Performance Awards, if the NEO’s employment with the Company is terminated without cause on or after April 15, 2020, then the NEO will remain entitled to earn the PSUs based on the Company’s actual performance over the performance period.  If the termination without cause occurs prior to April 15, 2020 or if the NEO terminates his or her employment without good reason, the Integration Performance Awards will be forfeited.

The following tables reflect the potential payments to be made by the Company to each of the NEOs (other than Mss. Krausz and Zier) upon termination or a change in control of the Company. The actual payments upon termination of Mss. Krausz and Zier are discussed at the end of this section. These benefits are in excess of those usually provided to salaried employees.  The payment amounts assume an effective change in control date or termination date of December 31, 2019.  These amounts include earnings through the effective change in control date or termination date and are estimates of compensation that would be paid to the NEOs at the time of change in control or termination.  The exact amounts of compensation can only be determined on the actual date that each NEO separates from the Company or that there is a change in control of the Company.

In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the NEOs separate for reasons of death or disability. If any of the NEO’s employment had terminated as of December 31, 2019 due to death as a result of natural causes, the beneficiaries of Messrs. Tramuto, Holland, and Janicak and Ms. Flipse would have received a lump sum payout from a third-party insurance provider of $750,000, $1,750,000, $750,000, and $1,750,000, respectively.  In the event of an accidental death, the beneficiaries for Messrs. Tramuto, Holland, and Janicak and Ms. Flipse would have received an additional $750,000, $1,750,000, $750,000, and $1,750,000, respectively, in a lump sum payout from a third party insurance provider.

If the NEOs’ employment had terminated as of December 31, 2019 due to disability, each of the NEOs would have been entitled to receive a monthly benefit of $12,000 until approximately age 67 from a third party insurance provider.  This benefit could be offset by other sources of income, such as Social Security or other disability benefits.

If in connection with a change in control of the Company compensation to or for the benefit of Ms. Flipse from the Company constitutes an “excess parachute payment” under section 280G of the Internal Revenue Code, the Company will pay Ms. Flipse a cash sum equal to the amount of excise tax due under section 4999 of the Internal Revenue Code.  Ms. Flipse would not have owed any excise tax in connection with a change in control as of December 31, 2019, or if she were terminated within 12 months following a change in control as of December 31, 2019.

Donato Tramuto, Former Chief Executive Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Tramuto if his employment had terminated on December 31, 2019 (as discussed above, Mr. Tramuto’s employment was terminated without cause effective February 18, 2020). The amounts in the table below assume execution of full release of claims in favor of the Company.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/19		Involuntary For Cause on 12/31/19		Voluntary Without Good Reason on 12/31/19

Cash Severance	$1,900,000	(1)	$—		$—
Group Medical Benefits	20,162	(3)	—		—
Annual Incentive Award	611,486	(4)	—		—	(4)
Restricted Stock Units	266,524	(5)	—		—
Performance Stock Units	799,613	(5)	—	(5)	—	(5)
Total	$3,597,785		$—		$—

	Change in Control on 12/31/19		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/19		Disability on 12/31/19		Death on 12/31/19
Cash Severance	$—		$2,375,000	(2)	$1,900,000	(6)(1)	$—
Group Medical Benefits	—		20,162	(3)	20,162	(3)	—
Annual Incentive Award	611,486	(4)	1,865,769	(4)	611,486	(4)	611,486	(4)
Restricted Stock Units	799,613	(5)	799,613	(5)	799,613	(5)	799,613	(5)
Performance Stock Units	2,398,817	(5)	2,398,817	(5)	799,613	(5)	799,613	(5)
Total	$3,809,916		$7,459,361		$4,130,874		$2,210,712

(1)	Represents 24 months of NEO’s base salary to be paid periodically at the regular payroll dates commencing as of the date of termination.
(2)

Represents 30 months of NEO’s base salary to be paid in a lump sum following the NEO’s termination.  Following a change in control, the payments would be paid in a lump sum no later than 30 days following the date of termination.

(3)	Represents 24 months of the Company’s portion of premiums for group medical benefits to be paid in a lump sum no later than 30 days following the date of termination.
(4)

Following a termination (a) without cause, (b) for good reason, or (c) because of disability or death, the NEO was entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  Following a termination without cause or for good reason within 12 months following a change in control, the NEO was entitled to receive (i) a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination, measured at the greater of target or actual Company performance, plus (ii) an amount equal to the greater of target bonus for the year in which the termination occurs or target bonus for the year prior to the occurrence of the change in control.  The short-term incentive award program for 2019 provided that all eligible individuals were required to be employed on the date of payment (March 13, 2020) in order to receive the award.  Therefore, if the NEO had terminated his employment without good reason on December 31, 2019, he would not have been entitled to a short-term incentive award payment. The table above assumes that had there been a change in control on December 31, 2019, the Company or the acquirer would have paid the short-term incentive awards earned by the NEO for fiscal 2019. No additional bonus amounts would be paid during the severance period.

(5)

Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, RSUs, PSUs, and other unvested equity incentives would be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the closing price of the Common Stock on December 31, 2019 of $20.35 per share.  PSUs are assumed to be earned at target since the performance period is not yet complete.

(6)

Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO’s disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 66 and four months.

Adam Holland, Chief Financial Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Holland.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/19		Involuntary For Cause on 12/31/19		Voluntary Without Good Reason on 12/31/19

Cash Severance	$400,000	(1)(8)	$—		$15,385	(2)
Group Medical Benefits	12,608	(3)(8)	—		485	(2)
Annual Incentive Award	127,566	(4)	—		—	(4)
Stock Options	—	(5)	—		—
Restricted Stock Units	104,541	(5)(8)	—		—
Performance Stock Units	187,403	(5)(8)	—		—
Additional Severance	—		200,000	(6)(8)	—
Total	$832,118		$200,000		$15,870

	Change in Control on 12/31/19		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/19		Disability on 12/31/19		Death on 12/31/19
Cash Severance	$—		$400,000	(1)	$400,000	(1)(7)(8)	$—
Group Medical Benefits	—		12,608	(3)	12,608	(3)	—
Annual Incentive Award	127,566	(4)	127,566	(4)	127,566	(4)	127,566	(4)
Stock Options	—	(5)	—	(5)	—	(5)	—	(5)
Restricted Stock Units	310,989	(5)	310,989	(5)	310,989	(5)	310,989	(5)
Performance Stock Units	685,408	(5)	685,408	(5)	187,403	(5)	187,403	(5)
Total	$1,123,963		$1,536,571		$1,038,566		$625,958

(1)

Represents 12 months of NEO’s base salary to be paid at regular payroll dates commencing within 60 days following the date of termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.
(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 12 months following the NEO’s termination.
(4)

Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  The short-term incentive award program for 2019 provided that all eligible individuals were required to be employed on the date of payment (March 13, 2020) in order to receive the award.  Therefore, if the NEO had terminated his employment without good reason on December 31, 2019, he would not have been entitled to a short-term incentive award payment. The table above assumes that had there been a change in control on December 31, 2019, the Company or the acquirer would have paid the short-term incentive awards earned by the NEO for fiscal 2019. No additional bonus amounts would be paid during the severance period.

(5)

Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, unvested RSUs, and unvested PSUs will be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control and, in the case of stock options, the Committee exercises its discretion to accelerate the vesting of such stock options.  For stock options, the values in the table are based upon the difference between the closing price of the Common Stock on December 31, 2019 of $20.35 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2019.  For RSUs and PSUs, the values in the table are based upon the closing price of the Common Stock on December 31, 2019 of $20.35 per share. PSUs are assumed to be earned at target since the performance period is not yet complete.

(6)	Represents six months of the NEO’s base salary to be paid at regular payroll dates commencing within 60 days following the NEO’s termination.
(7)

Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO’s disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(8)	Assumes execution of full release of claims in favor of the Company.

Mary Flipse, Chief Legal and Administrative Officer

The following table shows the potential payments upon termination or a change in control of the Company for Ms. Flipse.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/19		Involuntary For Cause on 12/31/19		Voluntary Without Good Reason on 12/31/19
Cash Severance	$622,500	(1)	$—		$15,962	(2)
Group Medical Benefits	20,084	(3)	—		515	(2)
Annual Incentive Award	133,385	(4)	—		—	(4)
Restricted Stock Units	45,808	(5)(8)	—		—
Performance Stock Units	137,424	(5)(8)	—		—
Additional Severance	207,500	(6)(8)	207,500	(6)(8)	—
Total	$1,166,701		$207,500		$16,477

	Change in Control on 12/31/19		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/19		Disability on 12/31/19		Death on 12/31/19
Cash Severance	$—		$622,500	(1)	$622,500	(1)(7)	$—
Group Medical Benefits	—		20,084	(3)	26,779	(3)	—
Annual Incentive Award	133,385	(4)	133,385	(4)	133,385	(4)	133,385	(4)
Restricted Stock Units	137,424	(5)	137,424	(5)	137,424	(5)	137,424	(5)
Performance Stock Units	535,470	(5)	535,470	(5)	137,424	(5)	137,424	(5)
Additional Severance	—		207,500	(6)(8)	207,500	(6)(8)	—
Total	$806,279		$1,656,363		$1,265,012		$408,233

(1)

Represents 18 months of NEO’s base salary to be paid at regular payroll dates following the NEO’s termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.
(3)

Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the NEO’s termination.  For termination due to disability, represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the NEO’s termination.

(4)

Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination. The short-term incentive award program for 2019 provided that all eligible individuals were required to be employed on the date of payment (March 13, 2020) in order to receive the award.  Therefore, if the NEO had terminated her employment without good reason on December 31, 2019, she would not have been entitled to a short-term incentive award payment. The table above assumes that had there been a change in control on December 31, 2019, the Company or the acquirer would have paid the short-term incentive awards earned by the NEO for fiscal 2019. No additional bonus amounts would be paid during the severance period.
(5)

Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, unvested RSUs and PSUs will be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the closing price of the Common Stock on December 31, 2019 of $20.35 per share.  PSUs are assumed to be earned at target since the performance period is not yet complete.

(6)	Represents six months of the NEO’s base salary to be paid at regular payroll dates.
(7)

Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO’s disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(8)	Assumes execution of full release of claims in favor of the Company.

Steve Janicak, Division President, Healthcare

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Janicak.  The amounts in the table below assume execution of full release of claims in favor of the Company.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/19		Involuntary For Cause on 12/31/19	Voluntary Without Good Reason on 12/31/19
Cash Severance	$450,000	(1)	$—	$—
Group Medical Benefits	13,298	(2)	—	—
Annual Incentive Award	196,566	(3)	—	—	(3)
Restricted Stock Units	62,454	(4)	—	—
Performance Stock Units	187,403	(4)	—	—
Total	$909,721		$—	$—

	Change in Control on 12/31/19		Involuntary Without Cause or Voluntary For Good Reason Within 12 Months following a Change in Control on 12/31/19		Disability on 12/31/19		Death on 12/31/19
Cash Severance	$—		$450,000	(5)	$—		$—
Group Medical Benefits	—		13,298	(2)	—		—
Annual Incentive Award	196,566	(3)	196,566	(3)	—	(3)	—	(3)
Restricted Stock Units	187,403	(4)	187,403	(4)	187,403	(4)	187,403	(4)
Performance Stock Units	685,408	(4)	685,408	(4)	187,403	(4)	187,403	(4)
Total	$1,069,377		$1,532,675		$374,806		$374,806

(1)	Represents 12 months of NEO’s base salary to be paid at regular payroll dates following the NEO’s termination.
(2)	Represents the Company’s portion of premiums for group medical benefits to be paid for 12 months following the NEO’s termination.
(3)

Following a termination (a) without cause, (b) for good reason, or (c) without cause or for good reason within 12 months following a change in control, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  The short-term incentive award program for 2019 provided that all eligible individuals were required to be employed on the date of payment (March 13, 2020) in order to receive the award.  Therefore, if the NEO had terminated his employment without good reason on December 31, 2019, he would not have been entitled to a short-term incentive award payment. The table above assumes that had there been a change in control on December 31, 2019, the Company or the acquirer would have paid the short-term incentive awards earned by the NEO for fiscal 2019. No additional bonus amounts would be paid during the severance period.

(4)

Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, unvested RSUs and PSUs will be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the closing price of the Common Stock on December 31, 2019 of $20.35 per share.  PSUs are assumed to be earned at target since the performance period is not yet complete.

(5)	Represents the sum of (i) 9 months of NEO’s base salary to be paid in a lump sum and (ii) 3 months of NEO’s base salary to be paid at regular payroll dates following the NEO’s termination.

Termination of Employment - Keira Krausz, Former Division President, Nutrition

Ms. Krausz resigned from the Company effective February 18, 2020, which was treated as a voluntary termination without good reason under her employment agreement.  Ms. Krausz was entitled to receive the following in connection with her separation from the Company, each of which was provided for under the terms of her employment agreement and/or Ms. Krausz’s applicable award agreements:

•

All accrued and unpaid base salary through her separation date, reimbursement for any unreimbursed business expenses incurred through her separation date, and any vested benefits payable under the terms of any applicable plan and in accordance therewith;

•	Any short-term cash incentive payments earned by Ms. Krausz but unpaid with respect to the Company's 2019 short-term cash incentive program (such amounts were $0); and

•

All outstanding, unvested equity awards held by Ms. Krausz were forfeited on her separation date, except for RSUs granted to Ms. Krausz in 2018, a pro-rated portion (27,204) of which, along with the related accrued dividend equivalents, would vest upon Ms. Krausz’s execution of a full release of claims in favor of the Company.

Termination of Employment - Dawn Zier, Former President and Chief Operating Officer

Effective December 4, 2019, the employment relationship between the Company and Ms. Zier was mutually terminated. The termination was treated under Ms. Zier’s employment agreement as termination without cause. Ms. Zier executed a separation and release with the Company effective December 4, 2019, which confirms that Ms. Zier was entitled to receive the following in connection with her separation from the Company, each of which was provided for under the terms of her employment agreement and/or

Ms. Zier’s applicable existing award agreements in the event of a termination without cause upon Ms. Zier’s execution of a full release of claims in favor of the Company:

•

All accrued and unpaid base salary through her separation date, reimbursement for any unreimbursed business expenses incurred through her separation date, and any vested benefits payable under the terms of any applicable plan and in accordance therewith;

•

A pro-rated portion of any payments to which Ms. Zier would otherwise become entitled pursuant to the Company's 2019 short-term cash incentive program, as determined after the end of the 2019 fiscal year and payable in accordance with the terms of such program (such amounts were $0);

•

Continued payment of base salary for a period of two years following her separation date (the “Severance Period”), totaling $1,750,000, payable at regular payroll dates for a period of 24 months, which payments will commence on the first day of the seventh month following her separation date (the “Initial Payment Date”), with the initial payment to include all payments that would have occurred prior to the Initial Payment Date and the remaining payments occurring according to the Company’s customary payroll practices until the expiration of the Severance Period;

•

A monthly payment of $1,143 for a period of 18 months which represents the portion of the monthly COBRA premium that exceeds the active employee cost of group health coverage under the Company’s group health plan;

•	Direct payment to the service provider of Ms. Zier’s choice of the reasonable costs of up to 12 months of executive outplacement benefits, up to a maximum aggregate of $50,000.

•	In connection with Ms. Zier’s outstanding equity awards:

o

A pro-rated portion (19,441) of the RSUs granted to Ms. Zier on April 11, 2019 vested on the separation date (valued at $443,838 on the date of termination based upon a closing stock price of $22.83 on December 4, 2019), and the remainder were forfeited;

o	All of the PSUs granted to Ms. Zier on April 11, 2019 were forfeited;
o	All RSUs (102,987) granted to Ms. Zier on March 8, 2019 vested on the separation date (valued at $2,351,193 on the date of termination based upon a closing stock price of $22.83 on December 4, 2019);
o

A pro-rated portion (24,967) of the PSUs granted to Ms. Zier on March 8, 2019 vested on the separation date (valued at $569,997 on the date of termination based upon a closing stock price of $22.83 on December 4, 2019), and the remainder were forfeited; and

o	All RSUs granted to Ms. Zier in 2017 and 2018 that had not vested as of the separation date were forfeited (together with the associated dividend equivalents).

CEO to Median Employee Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee compared to the total compensation paid to the CEO.  The following provides details on the methodology used to identify the median employee for 2019, as well as the results of the analysis.

Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure.” The consistently applied compensation measure we used to identify the median employee was gross cash compensation paid to employees for the year ended December 31, 2019, which included base salary, incentive awards (including bonuses, short-term incentive awards, and sales incentives), and other miscellaneous cash awards or payments.  We included all active employees (whether full-time, part-time, or seasonal) as of December 31, 2019.  We did not make adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. Due to the acquisition of Nutrisystem on March 8, 2019, which added a significant number of employees to the Company during the year, we made the following changes to our methodology from 2018 in identifying the median employee. First, for former employees of Nutrisystem who were employed by Nutrisystem since the beginning of 2019 and who became employed by the Company upon our acquisition of Nutrisystem, we used their gross cash compensation for the full year, including the portion paid by Nutrisystem prior to the acquisition.  In addition, for any full-time employees who were hired during 2019, whether hired by the Company or by Nutrisystem, we used their annual salaries when calculating their gross cash compensation. We believe the use of total cash compensation (rather than total compensation, which would include equity awards) for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. For 2019, approximately 7% of our employees were eligible to receive regular annual equity awards.

After identifying the median employee based on total cash compensation and the methodology described above, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.  The 2019 total compensation for Mr. Tramuto and for our median employee were $4,776,578 and $63,681, respectively, resulting in a ratio of 75:1.

This information is being provided for the purpose of complying with the provisions of the Dodd-Frank Act. Neither the Committee nor management of the Company used the pay ratio measure in making compensation decisions.  Additionally, as a result of the flexibility permitted when identifying the median employee and the Company’s specific pay practices and workforce composition, the Company’s pay ratio may not be comparable to the pay ratios of other companies.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission.  Officers, directors, and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4, and 5 and amendments thereto and certain written representations furnished to us, we believe all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during 2019 and prior fiscal years, except for late Form 4 filings made by (i) each of our officers on May 7, 2019, related to a grant of RSUs on April 11, 2019, (ii) each of our directors on May 28, 2019, related to a grant of RSUs on May 23, 2019, (iii) Benjamin A. Kirshner on May 8, 2019 related to a grant of RSUs on March 8, 2019, and (iv) Dawn M. Zier on October 24, 2019 related to withholding of shares in connection with the vesting of equity awards on October 15, 2019.

PROPOSAL NO. 2

NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Commission’s rules.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement, in accordance with the compensation disclosure rules of the Commission.  The vote is advisory, which means that the vote is not binding on the Company, the Board, or the Compensation Committee.  Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.

As described more fully under the “Compensation Discussion and Analysis” section, the Compensation Committee sets and administers the policies that govern compensation of our executive officers, including:

•

Annually evaluating the performance of the CEO and other executive officers and determining the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing any changes in executive officer incentive compensation plans and equity-based compensation plans; and
•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Compensation Committee seeks to assure that compensation paid to the executive officers is fair, reasonable, and competitive, and is linked to increasing long-term stockholder value.  Only independent directors serve on the Compensation Committee.

The Compensation Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success. The Compensation Committee further believes that the design of our compensation strategy aligns employee behavior with our stockholders’ interests.  Please see the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the 2019 and 2020 compensation of our NEOs.

We are asking our stockholders to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the 2019 Summary Compensation Table, and the other related tables and disclosures.

The Board recommends a vote FOR advisory approval of the resolution set forth above.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, including Rule 10A-3(b)(2) under the Exchange Act and Rule 5605(c)(3) of the Nasdaq listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors.  The Audit Committee, comprised of independent members of the Board, appointed PwC, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending December 31, 2020.  Although ratification by stockholders is not a prerequisite to the Audit Committee’s appointment of PwC, the Board considers the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action.  In appointing our independent auditors, the Audit Committee considered the qualifications of PwC, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards.  We have been informed that representatives of PwC plan to attend the 2020 Annual Meeting of Stockholders.  Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from our stockholders.

If the stockholders do not ratify the appointment of PwC, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment.  However, even if the appointment of PwC is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during 2020 if it determines that such a change would be in the best interests of us and our stockholders.

Each of the Audit Committee and the Board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm.

Principal Accounting Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by PwC are shown in the table below.

Type of Service	Fiscal Year Ended December 31, 2019	Fiscal Year Ended December 31, 2018
Audit Fees	$2,133,205	$1,178,765
Audit-Related Fees (1)	18,000	392,704
Tax Fees (2)	—	275,000
All Other Fees (3)	988	900
Total	$2,152,193	$1,847,369

(1)	Audit-related fees for 2019 were related to due diligence projects. Audit-related fees for 2018 were related to due diligence projects and implementation of ASC Topic 842, “Leases”.
(2)	Tax fees for 2018 were related to tax advisory services.
(3)	All other fees for 2019 and 2018 relate to a software license.

The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

Policy Regarding Pre-Approval of Service Provided by Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm.  The Audit Committee may delegate its responsibility to pre-approve services to be performed by our independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of our independent registered public accounting firm’s engagement.  Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of our independent registered public accounting firm, may also be performed by our independent registered public accounting firm if those services are pre-approved by the Audit Committee.  Pre-approval fee levels for all services to be provided by our independent registered public accounting firm will be established periodically by the Audit Committee.  Our independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service.  The Audit Committee has pre-approved all audit and audit-related services provided by our independent registered public accounting firm.

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Audit Committee Report

The Audit Committee of the Board is composed of three directors who are independent directors as defined under applicable law and the Nasdaq listing standards.  The Board has determined that each of Mr. Shapiro, Dr. Hudson, and Ms. Russell qualifies as an “audit committee financial expert,” as defined by the regulations of the Commission.  During fiscal 2019, the Audit Committee met 11 times.  In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control.  Management has primary responsibility for our financial statements and financial reporting process, including assessing the effectiveness of our internal control over financial reporting.  Our independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of our internal control over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm such firm's independence. The Audit Committee meets with our independent registered public accounting firm with and without management present to discuss our internal control assessment process, management's assessment with respect thereto, our independent registered public accounting firm's evaluation of our system of internal control over financial reporting and the overall quality of our financial reporting.  The Audit Committee reviewed with our independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with our independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications With Audit Committees,” and discussed and reviewed the results of our independent registered public accounting firm's examination of the financial statements.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2019 with management and our independent registered public accounting firm. The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with our Chief Financial Officer and our independent registered public accounting firm prior to public release of that information.  On several occasions during fiscal 2019, the Audit Committee reviewed with our independent registered public accounting firm and our internal audit department, management's processes to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management's conclusions on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with management and our independent registered public accounting firm, the Audit Committee recommended to the Board that our audited financial statements be included in the Form 10-K for filing with the Commission.

The Board has adopted a Charter of the Audit Committee, which is available on our website at www.tivityhealth.com.  The Audit Committee reviews and reassesses the adequacy of the Charter annually.

Respectfully submitted,

Lee A. Shapiro, Chairman

Peter A. Hudson, M.D.

Beth M. Jacob

Deadline for Submission of Stockholder Proposals to be Presented at the 2021 Annual Meeting of Stockholders

The 2021 Annual Meeting of Stockholders is expected to be held in May 2021, although this date may be subject to change. Stockholder proposals will be eligible for consideration for inclusion in the Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act if such proposals are received by the Company at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, addressed to the Secretary before the close of business on December 8, 2020. Notices of stockholders’ proposals (including nominations) submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our Proxy Statement), pursuant to the advance notice requirement set forth in our Bylaws, if such notices are filed with our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders (i.e., not earlier than January 21, 2021 and not later than February 20, 2021); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided: (1) we include in our Proxy Statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a Proxy Statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

Delivery of Form 10-K and Proxy Statement to Stockholders Sharing an Address

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  We and some brokers “household” proxy materials, delivering a single Notice of Internet Availability or a single set of the Form 10-K and Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Form 10-K and Proxy Statement, or if you are receiving multiple copies of the Form 10-K and Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Secretary, Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, or by calling the Company at (800) 869-5311. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K and Proxy Statement to a stockholder at a shared address to which a single copy of the Form 10-K and Proxy Statement was delivered.

Attending the Annual Meeting*

Only stockholders of record, or beneficial owners of our Common Stock, as of the record date, may attend the 2020 Annual Meeting of Stockholders in person. You will need proof of ownership to enter the

* We are actively monitoring the coronavirus (COVID-19) pandemic. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose.  In the event it is not possible or advisable to hold the meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

2020 Annual Meeting of Stockholders. Even if you plan to attend the 2020 Annual Meeting of Stockholders, please submit your proxy.

If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of our Common Stock, such as a bank or brokerage account statement, to be admitted to the 2020 Annual Meeting of Stockholders. Please note that if you plan to attend the 2020 Annual Meeting of Stockholders in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained above. If your shares are held beneficially and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of our Common Stock, to:

Tivity Health, Inc.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

Attention: Chief Legal and Administrative Officer

Stockholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the 2020 Annual Meeting of Stockholders. No cameras or recording equipment will be permitted in the 2020 Annual Meeting of Stockholders.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, regardless of the number of shares of stock owned, stockholders who do not expect to attend in person are urged to vote as soon as possible.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT OR MADE AVAILABLE, UPON WRITTEN REQUEST TO SECRETARY, TIVITY HEALTH, INC., 701 COOL SPRINGS BOULEVARD, FRANKLIN, TENNESSEE 37067.  COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST. You may also view our Annual Report on Form 10-K and its exhibits online at the SEC website at WWW.SEC.GOV, or via our website at www.tivityhealth.com.

Date: April 7, 2020

Tivity Health, Inc.
C/O Computershare Investor Services
P.O. Box 43078
Providence, RI 02940

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2020 for shares held directly and by 11:59 P.M. ET on 05/20/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2020 for shares held directly and by 11:59 P.M. ET on 05/20/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| Nominees | For | Against | Abstain |
|---|---|---|---|
| 1A Sara J. Finley | ☐ | ☐ | ☐ |
| 1B Robert J. Greczyn, Jr. | ☐ | ☐ | ☐ |
| 1C Peter A. Hudson, M.D. | ☐ | ☐ | ☐ |
| 1D Beth M. Jacob | ☐ | ☐ | ☐ |
| 1E Bradley S. Karro | ☐ | ☐ | ☐ |
| 1F Benjamin A. Kirshner | ☐ | ☐ | ☐ |
| 1G Erin L. Russell | ☐ | ☐ | ☐ |
| 1H Anthony M. Sanfilippo | ☐ | ☐ | ☐ |
| 1I Daniel G. Tully | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR proposals 2. and 3..**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

0000453253_1 R1.0.1.18

VOTE BY INTERNET - www.proxyvote.com

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**TIVITY HEALTH, INC.**
**This proxy is solicited on behalf of the Board of Directors**
**for the Annual Meeting of Stockholders on May 21, 2020.**

The undersigned hereby appoints Robert J. Greczyn, Jr. and Adam Holland, or either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Tivity Health, Inc. to be held at Tivity Health, Inc. Corporate Office, 701 Cool Springs Boulevard, Franklin, Tennessee, 37067, on May 21, 2020, at 8:30 a.m., central daylight time, and any adjournments or postponements thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

0000453253_2 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com

TIVITY HEALTH, INC.